                                                                   EXHIBIT 10.15



                                INDUSTRIAL LEASE
                              (SINGLE TENANT; NET)


                                     BETWEEN


                               THE IRVINE COMPANY


                                       AND


                              BROADCOM CORPORATION

                                 INDEX TO LEASE

ARTICLE I.                 BASIC LEASE PROVISIONS

ARTICLE II.                PREMISES
  Section 2.1              Leased Premises
  Section 2.2              Acceptance of Premises
  Section 2.3              Building Name and Address
  Section 2.4              Landlord's Responsibilities
  Section 2.5              Right of First Refusal
  Section 2.6              Option to Expand
  Section 2.7              Temporary Premises Lease

ARTICLE III.               TERM
  Section 3.1              General
  Section 3.2              Delay in Possession
  Section 3.3              Right to Extend the Lease Term

ARTICLE IV.                RENT AND OPERATING EXPENSES
  Section 4.1              Basic Rent
  Section 4.2              Operating Expenses
  Section 4.3              Security Deposit
  Section 4.4              Special Limitation on HVAC Operating Expenses

ARTICLE V.                 USES
  Section 5.1              Use
  Section 5.2              Signs
  Section 5.3              Hazardous Materials

ARTICLE VI.                COMMON AREAS; SERVICES
  Section 6.1              Utilities and Services
  Section 6.2              Operation and Maintenance of Common Areas
  Section 6.3              Use of Common Areas
  Section 6.4              Parking
  Section 6.5              Changes and Additions by Landlord
  Section 6.6.             Outdoor Courtyard Area

ARTICLE VII.               MAINTAINING THE PREMISES
  Section 7.1              Tenant's Maintenance and Repair
  Section 7.2              Landlord's Maintenance and Repair
  Section 7.3              Alterations
  Section 7.4              Mechanic's Liens
  Section 7.5              Entry and Inspection

ARTICLE VIII.              TAXES AND ASSESSMENTS ON TENANT'S PROPERTY

ARTICLE IX.                ASSIGNMENT AND SUBLETTING
  Section 9.1              Rights of Parties
  Section 9.2              Effect of Transfer
  Section 9.3              Sublease Requirements
  Section 9.4              Certain Transfers

ARTICLE X.                 INSURANCE AND INDEMNITY
  Section 10.1             Tenant's Insurance
  Section 10.2             Landlord's Insurance
  Section 10.3             Joint Indemnity
  Section 10.4             Landlord's Nonliability
  Section 10.5             Waiver of Subrogation

ARTICLE XI.                DAMAGE OR DESTRUCTION
  Section 11.1             Restoration
  Section 11.2             Lease Governs

ARTICLE XII.               EMINENT DOMAIN
  Section 12.1             Total or Partial Taking
  Section 12.2             Temporary Taking
  Section 12.3             Taking of Parking Area

ARTICLE XIII.              SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS
  Section 13.1             Subordination
  Section 13.2             Estoppel Certificate
  Section 13.3             Financials

                                       (i)

ARTICLE XIV.               DEFAULTS AND REMEDIES
  Section 14.1             Tenant's Defaults
  Section 14.2             Landlord's Remedies
  Section 14.3             Late Payments
  Section 14.4             Right of Landlord to Perform
  Section 14.5             Default by Landlord
  Section 14.6             Expenses and Legal Fees
  Section 14.7             Waiver of Jury Trial
  Section 14.8             Satisfaction of Judgment

ARTICLE XV.                END OF TERM
  Section 15.1             Holding Over
  Section 15.2             Merger on Termination
  Section 15.3             Surrender of Premises; Removal of Property

ARTICLE XVI.               PAYMENTS AND NOTICES

ARTICLE XVII.              RULES AND REGULATIONS

ARTICLE XVIII.             BROKER'S COMMISSION

ARTICLE XIX.               TRANSFER OF LANDLORD'S INTEREST

ARTICLE XX.                INTERPRETATION
  Section 20.1             Gender and Number
  Section 20.2             Headings
  Section 20.3             Joint and Several Liability
  Section 20.4             Successors
  Section 20.5             Time of Essence
  Section 20.6             Controlling Law
  Section 20.7             Severability
  Section 20.8             Waiver and Cumulative Remedies
  Section 20.9             Inability to Perform
  Section 20.10            Entire Agreement
  Section 20.11            Quiet Enjoyment
  Section 20.12            Survival

ARTICLE XXI.               EXECUTION AND RECORDING
  Section 21.1             Counterparts
  Section 21.2             Corporate and Partnership Authority
  Section 21.3             Execution of Lease; No Option or Offer
  Section 21.4             Recording
  Section 21.5             Amendments
  Section 21.6             Executed Copy
  Section 21.7             Attachments

ARTICLE XXII.              MISCELLANEOUS
  Section 22.1             Nondisclosure of Lease Terms
  Section 22.2             Guaranty
  Section 22.3             Changes Requested by Lender
  Section 22.4             Mortgagee Protection
  Section 22.5             Covenants and Conditions
  Section 22.6             Security Measures
  Section 22.7             Communications/Security Equipment
  Section 22.8             JAMS Arbitration

  Exhibit A-1              Description of Premises
  Exhibit A-2              Temporary Premises 2nd Floor of Building C
  Exhibit B                Environmental Questionnaire
  Exhibit C                Landlord's Disclosures
  Exhibit D                Insurance Requirements
  Exhibit E                Rules and Regulations
  Exhibit F                Form License Agreement
  Exhibit G                Pre-Commencement Repair Schedule
  Exhibit H                Entities Excluded from Project Signage
  Exhibit X                Work Letter
  Exhibit Y                Project Site Plan


                                      (ii)

                                INDUSTRIAL LEASE
                              (SINGLE TENANT; NET)


         THIS LEASE is made as of the 7th day of August, 1998, (the
"Effective Date") by and between THE IRVINE COMPANY, a Delaware corporation, hereafter called "Landlord" and Broadcom Corporation, a California corporation, hereinafter called "Tenant."


                        ARTICLE I. BASIC LEASE PROVISIONS


         Each reference in this Lease to the "Basic Lease Provisions" shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1. Premises: The Premises includes all of one (1) three (3) story building known as 16215 Alton Parkway which contains approximately 88,903 rentable square feet ("Building A") and all of one (1) two (2) story building known as 16205 Alton Parkway ("Building B") which floor contains approximately 63,451 square feet.


2.       Project Description:  Alton Corporate Center


3. Use of Premises: General office use and any other use which does not violate applicable laws, rules and regulations or covenants, conditions and restrictions.


4. Estimated Commencement Date: The Premises shall be delivered in phases as follows:

                     Building A:       November 15, 1998
                     Building B:       February 1, 1999

         Actual Commencement Date:  To be determined as provided in Section 3.1.


5. Lease Term: Eighty Four (84) months from the Building A Commencement Date, plus such additional days as may be required to cause this Lease to terminate on the final day of the calendar month.


6. Basic Rent: One Hundred Twenty Thousand Nineteen Dollars ($120,019.00) per month, based on $1.35 per rentable square foot of Building A until the Commencement Date for Building B. As of Commencement Date for Building B, the aggregate Basic Rent for the Premises shall be Two Hundred Five Thousand Six Hundred and Seventy-Eight Dollars ( $205,678.00) based on $1.35 per rentable square foot.

         Basic Rent is subject to adjustment as follows:

         Commencing on the first day of the thirteenth (13th) month of the Lease Term, the Basic Rent shall be Two Hundred Thirteen Thousand Two Hundred Ninety-Six Dollars ($213,296.00) per month, based on $1.40 per rentable square foot.

         Commencing on the first day of the twenty-fifth (25th) month of the Lease Term, the Basic Rent shall be Two Hundred Twenty Thousand Nine Hundred Thirteen Dollars ($220,913.00) per month, based on $1.45 per rentable square foot.

         Commencing on the first day of the thirty-seventh (37th) month of the Lease Term, the Basic Rent shall be Two Hundred Twenty-Eight Thousand Five Hundred Thirty-One Dollars ($228,531.00) per month, based on $1.50 per rentable square foot.

         Commencing on the first day of the forty-ninth (49th) month of the Lease Term, the Basic Rent shall be Two Hundred Thirty-Six Thousand One Hundred Forty-Nine Dollars ($236,149.00) per month, based on $1.55 per rentable square foot.

         Commencing on the first day of the sixty-first (61st) month of the Lease Term, the Basic Rent shall be Two Hundred Forty-Three Thousand Seven Hundred Sixty-Six Dollars ($243,766.00) per month, based on $1.60 per rentable square foot.

         Commencing on the first day of the seventy-third (73rd) month of the Lease Term, the Basic Rent shall be Two Hundred Fifty-One Thousand Three Hundred Eighty-Four Dollars ($251,384.00) per month, based on $1.65 per rentable square foot.


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


7.       Guarantor(s): NONE


8. Floor Area of Premises: Approximately 152,354 rentable square feet based on:

                     Building A:        88,903
                     Building B:        63,451

9.       Security Deposit:  See Section 4.3


10.      Broker(s): CB Richard Ellis, Inc.


11.      Additional Insureds: Insignia Commercial Group, Inc.

12.      Address for Payments and Notices:


LANDLORD                               TENANT
  Insignia Commercial Group, Inc.
  One Technology Drive, Suite F-207    PRIOR TO COMMENCEMENT DATE:
  Irvine, CA  92618
                                       Broadcom Corporation
                                       16251 Laguna Canyon Road
                                       Irvine, CA  92618
                                       Attention: Director of Corporate Services

                                       With an additional copy sent to the same address to
                                       the attention of Director of Corporate Services

With a copy of notices to:             AFTER COMMENCEMENT DATE:

  IRVINE INDUSTRIAL COMPANY            Broadcom Corporation
  P.O. Box 6370                        16215 Alton Parkway
  Newport Beach, CA  92658-6370        Irvine, CA
  Attn:  Vice President, Industrial    Attention: Director of Corporate Services
  Operations

                                       With an additional copy sent to the same address but to Chief Financial Officer and with a copy of notices of default only to:

                                       Brobeck, Phleger & Harrison 38
                                       Technology Drive Irvine, CA 92618
                                       Attention: Bruce Hallett, Esq.



13.      Tenant's Liability Insurance Requirement:  $ 2,000,000.00


14. Vehicle Parking Spaces: 609 spaces within the Common Area of the Project based on four (4) spaces per 1000 rentable square feet of Premises area.


15.      Estimated Space Plan Approval Date: July 20, 1998.

                              ARTICLE II. PREMISES


     SECTION 2.1. LEASED PREMISES. Landlord leases to Tenant and Tenant leases from Landlord the premises shown in EXHIBIT A-1 (the "Premises"), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions and including the exterior patio area delineated on Exhibit A-1; provided, however, that any furniture or equipment placed or maintained on the exterior patio shall be subject to Landlord's prior written approval that such furniture complies with Landlord's standards for exterior furnishings. The Premises are to be located in the buildings identified in Item 1 of the Basic Lease Provisions (which together with the underlying real property, are collectively referred to as the "Building"), and is a portion of the project shown in EXHIBIT Y (the "Project"). Landlord shall have no right to relocate Tenant from the Premises at any time during the Term of this Lease or any extension.

     SECTION 2.2. ACCEPTANCE OF PREMISES. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises or the Building or the suitability or fitness of either for any purpose, including without limitation any representations or warranties regarding zoning or other land use matters; and that neither Landlord nor any representative of Landlord has made any representations or warranties regarding (i) what other tenants or uses may be permitted or intended in the Building and the Project, or (ii) any exclusivity of use by Tenant with respect to its permitted use of the Premises as set forth in Item 3 of the Basic Lease Provisions. Tenant further acknowledges that neither Landlord nor any representative of Landlord has agreed to undertake any alterations or additions or construct any improvements to the Premises except as expressly provided in this Lease. The taking of possession or use of the Premises by Tenant for the conduct of Tenant's business therein (but not for construction or early entry for fixturization in accordance with the Work Letter) shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for: (i) those matters which Tenant brings to Landlord's attention on a written punch list delivered to Landlord within thirty
(30) days after the Term of this Lease commences with respect to such portion of the Premises as provided in Article III below, and (ii) Landlord's other obligations specifically provided in this Lease, including without limitation, the responsibilities contained in Section 2.4 hereof. Nothing contained in this Section shall affect the commencement of the Term or the obligation of Tenant to pay rent. Landlord shall diligently complete all punch list items of which it is notified as provided above.

          Landlord shall deliver the Premises to Tenant on the Commencement Date clean and free of debris with all items of Landlord's Work, including without limitation, the installation of the Tenant Improvements completed in accordance with the terms of EXHIBIT X. Landlord warrants to Tenant that the roof, plumbing, fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems in the Premises, shall be in good operating condition on the Commencement Date. In order to cause the Building systems to be in compliance with the foregoing warranty as of the Commencement Date, Landlord shall correct the matters listed on Exhibit G (the "Pre-Commencement Repair Schedule") prior to the Commencement Date at its sole cost and expense and not as a Project Cost. If a non-compliance with such warranty exists as of the Commencement Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth the nature and extent of such non-compliance, rectify same at Landlord's cost and expense. Tenant's acceptance of the Premises shall be subject to the foregoing and to the provisions of Section 3.2 of the Lease regarding delivery of possession and completion of Landlord's Work and all punch-list items.

     SECTION 2.3. BUILDING NAME AND ADDRESS. Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant's corporate or trade name. Landlord shall have the right to change the name, address, number or designation of the Building or Project without liability to Tenant; provided, however, if the address of the Building and/or the Project is changed by Landlord, Landlord agrees to provide Tenant with no less than sixty (60) days prior written notice and to reimburse Tenant for all expenses reasonably incurred by Tenant in conjunction with such address change (including, without limitation, the cost of changing Tenant's stationery and of notifying Tenant's clients and customers of Tenant's new address of the Building and/or the Project), not to exceed Five Thousand Dollars ($5,000.00) in the aggregate.

     SECTION 2.4     LANDLORD'S RESPONSIBILITIES.

          (a) Landlord shall correct, repair or replace, at Landlord's sole cost and expense and not as a Project Cost, any non-compliance of the Building exterior and the Common Areas with all applicable building permits and codes in effect as of the Commencement Date, including without limitation, the provisions of Title III of the Americans With Disabilities Act ("ADA") in effect as of the Commencement Date. Said costs of compliance shall be Landlord's sole cost and shall not be part of Project Costs. Landlord shall correct, repair or replace any non-compliance of the Building exterior and the Common Areas with any revisions or amendments to the ADA in effect after the Commencement Date, provided that the amortized cost of such repairs or replacements (amortized over the useful life thereof using a market cost of funds reasonably determined by Landlord) shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant's construction of any alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas), the Tenant Improvements and the operation of Tenant's business and employment practices in the Premises, shall be the responsibility of Tenant at its sole cost and expense. Landlord shall, during the initial Lease Term, correct, repair or replace, at Landlord's sole cost and expense and not as a Project Cost, any failure of the structural components of the roof, foundations, footings and load-bearing walls of the Building. The repairs,


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

corrections or replacements required of Landlord or of Tenant under the foregoing provisions of this Section 2.4 shall be made promptly following notice of non-compliance from any applicable governmental agency.

          (b) Landlord warrants to Tenant that the Tenant Improvements to be completed pursuant to the Work Letter shall be free from defects in workmanship or materials for a period of twelve (12) months from the Commencement Date. Landlord shall promptly rectify any non-compliance at its sole cost and expense after receipt of written notice from Tenant within such time setting forth the nature and extent of any such non-compliance.

     (c) In connection with the completion of the Tenant Improvements pursuant to the Work Letter, Landlord shall obtain customary warranties and guaranties from the contractor(s) performing such work and/or the manufacturers of equipment installed but shall be under no obligation to incur additional expense in order to obtain or extend such warranties. If after expiration of the initial twelve (12) months of the Lease Term, Tenant is required to make repairs to any component of the Premises or any of its systems for which Landlord may have obtained a warranty, Landlord shall, upon request by Tenant, use its good faith efforts to pursue its rights under any such warranties for the benefit of Tenant. Landlord shall be under no obligation to incur any expense in connection with asserting rights under such warranties or guaranties against either the contractor or the manufacturer, but shall use reasonable good faith efforts to enforce such warranties and guaranties for Tenant's benefit.

SECTION 2.5. RIGHT OF FIRST REFUSAL. Provided Tenant is not then in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses), or any material non-monetary covenant, following written notice to Tenant and the expiration of the applicable cure period, Landlord hereby grants Tenant the continuing right ("First Right") to lease, during the initial Term of this Lease, any space which is available for lease in the Project ("First Right Space") in accordance with and subject to the provisions of this Section 2.5. At any time after the date of this Lease, but prior to leasing the First Right Space, or any portion thereof, to any third party, if Landlord has reached a tentative agreement (which may be a nonbinding, tentative agreement) to lease any of the First Right Space to a third party, Landlord shall give Tenant written notice describing the space (the "Designated First Right Space") and the basic economic terms including but not limited to the Basic Rent, term, operating expense base, and tenant improvement allowance (collectively, the "Economic Terms"), tentatively agreed upon for such lease, provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to such third party's benefit. It is understood that should Landlord intend to lease other space in addition to the First Right Space as part of a single transaction, then Landlord's notice shall so provide and all such space shall collectively be subject to the following provisions. If the Economic Terms include a proposed lease term which is not conterminous with the Term remaining under this Lease, Tenant shall have the right to lease such space upon the terms set forth in the Designated Space Alternative (defined below) but only for the balance of the Term remaining under this Lease provided such remaining Term is not less than Thirty Six (36) months. If the Economic Terms for any Designated First Right Space would not result in a lease which is coterminous with this Lease, Landlord shall also deliver to Tenant, with such notice a proposal (the "Designated Space Alternative") which indicates the revised economic terms Landlord requires to change the term for the Designated First Right Space to be coterminous with the Term of this Lease. Within ten (10) business days after receipt of Landlord's notice, Tenant shall give Landlord written notice ("Tenant's First Right Acceptance Notice") pursuant to which Tenant shall elect to: (i) lease all, but not less than all, of the Designated First Right Space upon the Economic Terms provided, however, that if such Economic Terms would cause the commencement date for such Designated First Right Space to occur prior to the Commencement Date for Building B, Tenant may delay the commencement date for such Designated First Right Space to the earlier to occur of: (a) its occupancy of such space for any purpose other than construction or installation of furniture, fixtures or equipment; or (b) six (6) months after the date of Tenant's First Right Acceptance Notice; or (ii) lease all, but not less than all, of the Designated First Right Space upon the terms of the Designated Space Alternative commencing on a date which Tenant may designate provided such date is not more than six (6) months after the date of Landlord's notice and ending upon the expiration of the Term of this Lease; or
(iii) decline to lease the Designated First Right Space, in which event Landlord may lease the Designated Space to any third party upon the Economic Terms and such other terms as it deems appropriate. In the event that Tenant fails to respond in writing to Landlord's notice within said ten (10) business day period, Tenant shall be deemed to have elected clause (iii) above. If Tenant notifies Landlord that it has elected to lease the Designated First Right Space, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within ten (10) business days. Tenant's failure to timely return the amendment shall entitle Landlord at its option to specifically enforce Tenant's commitment to lease the Designated First Right Space, to lease such space to a third party, and/or to pursue any other available legal remedy. In the event that Landlord shall not enter into a lease for the Designated First Right Space, or a portion thereof, with a third party within one hundred eighty (180) days following Landlord's notice described above, then prior to leasing the Designated First Right Space to any third party thereafter, Landlord shall repeat the procedures set forth in this Section 2.5. In the event that Landlord leases the Designated First Right Space, or any portion thereof, to a third party in accordance with the provisions of this Section 2.5, and during the initial Term of this Lease the First Right Space, or any portion thereof, shall again become available for releasing, then prior to Landlord entering into any such new lease with a third party for the First Right Space, Landlord shall repeat the procedures specified above in this Section 2.5. Notwithstanding the foregoing, it is understood that Tenant's First Right shall be subject to any express contractual rights existing as of the Effective Date of this Lease including without limitation expansion or extension rights previously granted by Landlord to AST Research Inc. or any third party tenant now or hereafter occupying the First Right Space or any portion thereof, and in no event shall any such First Right Space be deemed available for leasing until the term of the existing lease shall have been terminated or shall have expired without such tenant's timely exercise of any preexisting contractual expansion or extension rights and the


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

existing tenant thereof shall have vacated the First Right Space. If any tenant occupying any portion of the First Right Space does not possess express contractual expansion or extension rights granted to such tenant prior to the applicable First Right notice to Tenant (i.e., pre-existing contractual rights), Landlord must offer such First Right Space to Tenant pursuant to this Section 2.5.

          Notwithstanding the foregoing, if Tenant exercises this right of first refusal or requests to lease available space in the Project (not previously offered) during the initial six (6) months of the Term (from the Commencement Date for Building A) the terms and conditions for such space shall be the same as the original Premises including without limitation the Basic and Additional Rent and the length of the Lease Term.

          Tenant's rights under this Section 2.5 shall belong solely to Broadcom Corporation, a California corporation, and may not be assigned or transferred except in connection with the assignment of this Lease to a "Tenant Affiliate" as hereinafter defined. Any attempted assignment or transfer of such rights except to a Tenant Affiliate shall be void and of no force or effect.

     SECTION 2.6. OPTION TO EXPAND INTO AST SPACE. Subject to the conditions set forth in this paragraph, Tenant shall have the right to expand the Premises under this Lease to include all but not less than all of the ground floor of 16225 Alton Parkway ("Building C"), which contains approximately 38,976 rentable square feet and is currently occupied by AST Research Inc. ("AST") together with any other space in the Project then being occupied by AST or its successors or assigns ("AST Space"). Tenant's expansion rights with respect to the AST Space may be exercised by Tenant delivering a written notice to Landlord (the "AST Space Expansion Notice") at any time during the Term of this Lease specifying the date upon which Tenant is prepared to add the AST Space to the Premises provided that such date shall not be sooner than either: (i) nine (9) months after of the date of the AST Space Expansion Notice; or (ii) prior to April 1, 2000. The commencement date for the AST Space shall be the earlier to occur of:
(x) Tenant's occupancy of the AST Space for any purpose other than construction of tenant improvements or installation of furniture, fixtures and equipment; or
(y) ninety (90) days after AST vacates the AST Space. Tenant may not give Landlord an AST Space Expansion Notice unless each of the following conditions is satisfied:


               (a) Tenant shall not be in default of any monetary covenant of this Lease (including without limitation the obligation to pay Basic Rent and/or Tenant's share of Operating Expenses) or any material non-monetary covenant following written notice to Tenant and the expiration of the applicable cure period, at the time the AST Space Expansion Notice is given;

               (b) There shall not be available for lease any other contiguous block of space in the Project which is greater than 20,000 square feet; and

               (c) There shall be a minimum of thirty six (36) months remaining in the Term of this Lease as of the date the AST Space would be incorporated into the Premises.

       The Basic Rent payable for the AST Space shall be at the fair market rental, including subsequent adjustments, for comparable office space being leased by Landlord in the Irvine Spectrum (the "Expansion Space Economic Terms"). In addition, Tenant shall be obligated to reimburse Landlord for fifty percent (50%) of the actual reasonable out of pocket costs incurred to relocate AST and reconnect AST's personal property as required by the terms the existing AST Lease (the pertinent provisions of which have been provided to Tenant for review) except as specifically set forth in this paragraph (the "Relocation Costs"). The AST Lease limits Landlord's obligation to fund the costs of relocating AST to a maximum of two (2) months of basic rent then payable under the AST Lease (the "Relocation Cost Cap") except that such limitation does not apply to tenant improvement expenditures related to the relocation. Landlord agrees that Relocation Costs shall be subject to the Relocation Cost Cap but the Relocation Costs shall not include the cost of tenant improvements for AST's relocation which would fall within the category of Standard Improvements as defined in the Work Letter of this Lease but Relocation Costs shall include the costs of tenant improvements which would be Non-Standard Improvements as defined in the Work Letter of this Lease including without limitation, a computer room with raised flooring, a fire suppression system, a water detection system and cabling attendant to those systems which Landlord is required to provide to AST in its new space. Tenant shall pay the Relocation Costs prior to its occupancy of the AST Space.

     Landlord will provide written notice to Tenant of Landlord's good faith determination of the Expansion Space Economic Terms and an estimate of the Relocation Costs not later than fifteen (15) days after the date upon which Tenant delivers an AST Expansion Space Notice to Landlord (the "Expansion Costs"). Tenant will have fifteen (15) days ("Tenant's Review Period") after receipt of Landlord's notice of the Expansion Costs within which to accept the Expansion Space Economic Terms or to reasonably object thereto in writing. In no event shall Landlord's estimate of the Relocation Costs be binding on Tenant. Tenant's failure to object to the Expansion Space Economic Terms submitted by Landlord in writing within Tenant's Review Period will conclusively be deemed Tenant's approval and acceptance thereof. If Tenant reasonably objects to the Expansion Space Economic Terms submitted by Landlord within Tenant's Review Period, Landlord and Tenant will attempt in good faith to agree upon such Expansion Space Economic Terms using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such Expansion Space Economic Terms within ten (10) days following the expiration of Tenant's Review Period (the "Outside


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

Agreement Date"), then either party may elect, by written notice to the other party given on or before the Outside Agreement Date, cause the fair market rental, including subsequent adjustments, for the AST Space to be determined by appraisal as follows.

          Within ten (10) days following receipt of such appraisal election, the parties shall attempt to agree on one (1) appraiser to determine the Expansion Space Economic Terms. If the parties are unable to agree in that time, then each party shall designate an appraiser within five (5) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair rental value. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the Expansion Space Economic Terms. Any appraiser designated hereunder shall have an M.A.I. certification with not less than five (5) years experience in the valuation of commercial office buildings in Orange County, California.

          Within twenty (20) days following the selection of the appraiser, such appraiser shall determine the fair market rental value, including subsequent adjustments for the AST Space which shall become the Expansion Space Economic Terms. In determining such value, the appraiser shall first consider rental comparables for space owned by Landlord in the Irvine Spectrum area (including, without limitation, the Project), provided that if such adequate comparables do not exist, then the appraiser may consider transactions involving similarly improved space in the Irvine Spectrum area with appropriate adjustments for differences in location and quality of project. In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental. Landlord and Tenant shall each pay for the services of their respective appraisers and shall share equally the cost of the third appraiser.

          Within five (5) days after the determination of the Expansion Space Economic Terms whether by agreement or by appraisal, Landlord shall prepare an amendment to this Lease reflecting Tenant's absorption of the AST Space. Tenant shall execute and return the amendment to Landlord within five (5) days after its receipt. After the Lease amendment has been fully executed and delivered, Landlord shall give notice to AST of the relocation date. If Tenant fails to execute and return the expansion amendment within said time period, Tenant's exercise of its expansion rights shall be deemed terminated and Tenant shall have no further rights to the AST Space but shall be obligated to reimburse Landlord for the reasonable costs incurred by Landlord after receipt of Tenant's AST Expansion Notice including without limitation fees and charges of space planners and the appraiser(s). In no event shall Landlord have any liability to Tenant if AST is unwilling or unable to vacate the AST Space in accordance with the terms of its lease; provided, however, that Tenant may, at its expense but with counsel reasonably acceptable to Landlord, cause legal action to be taken on Landlord's behalf and with Landlord's cooperation to enforce Landlord's relocation rights under the AST Lease.

          Tenant's rights under this Section 2.5 shall belong solely to Broadcom Corporation, a California corporation and may not be assigned or transferred except in connection with the assignment of this Lease to a "Tenant Affiliate" as hereinafter defined. Any attempted assignment or transfer of such rights except to a Tenant Affiliate shall be void and of no force or effect.


     SECTION 2.7. TEMPORARY PREMISES LEASE. Landlord leases to Tenant and Tenant leases from Landlord a portion of the premises shown on EXHIBIT A-2 located on the second floor of Building C containing not less than fifteen thousand (15,000) nor more than thirty thousand (30,000) rentable square feet to be designated by Tenant and approved by Landlord (the "Temporary Premises") . Tenant's right to occupy the Temporary Premises (the "Temporary Premises Term") shall commence on the Effective Date and shall expire not later than midnight on February 28, 1999. Tenant's use of the Temporary Premises shall be subject to all terms and conditions of this Lease except that the Basic Rent for the Temporary Premises shall be a minimum of Eleven Thousand Two Hundred Fifty Dollars ($11,250.00) based on $0.75 per rentable square foot per month but shall be determined based on the actual number of rentable square feet of Temporary Premises occupied by Tenant subject to a minimum Basic Rent on 15,000 square feet. In addition, Tenant shall pay Operating Expenses monthly with respect to the Temporary Premise pursuant to Section 4.2 hereof based upon an initial estimate of $0.27 per rentable square foot per month and a minimum of 15,000 rentable square feet subject to the adjustment for the size of the Temporary Premises; if more, than the minimum area is used by Tenant. Tenant's obligation to pay Basic and Additional Rent for the Temporary Premises shall commence on the earlier of occupancy of any portion thereof for any purpose other than construction or installation of furniture, fixtures or equipment or August 15, 1998. The Temporary Premises shall be leased to Tenant on an "AS-IS" basis. Tenant shall surrender the Temporary Premises to Landlord not later than February 28, 1999 but may do so sooner upon thirty (30) days prior written notice to Landlord and otherwise in accordance with the provisions of this Lease regarding surrender of the Premises. During the Temporary Premises Term, Tenant shall have the nonexclusive use of additional parking stalls based on four (4) stalls per one thousand (1,000) rentable square feet of Temporary Premises leased free of charge but subject to the provisions of Section 6.4 of this Lease. Provisions of this Lease referring to its "Term" or "Commencement Date" refer to the Premises unless the Temporary Premises are specifically referenced.

                                ARTICLE III. TERM


     SECTION 3.1. GENERAL. The term of this Lease (the "Term") for the Premises shall be for the period shown in Item 5 of the Basic Lease Provisions and the term of the Temporary Premises Lease shall be as set forth in Section 2.7 hereof. Subject to the provisions of Section 3.2 below, the Term with respect to each portion of the Premises (not including the Temporary Premises) shall commence ("Commencement Date") on the earlier to occur of: (i) ten (10) business days following the date that (A) Landlord notifies Tenant that Landlord has substantially completed the construction of the Tenant Improvements in accordance with the Work Letter attached as EXHIBIT X hereto, but for minor "punch list" items identified by Landlord and Tenant in a walk-through of the Premises prior to the Commencement Date, which items do not preclude or materially impair Tenant from conducting its business from the Premises, and (B) Landlord has provided Tenant with all parking required by this Lease in the Common Area of the Project, and (C) Landlord has obtained and provided Tenant with a certificate of occupancy or temporary certificate of occupancy for the Premises from the City of Irvine or (ii) the date Tenant acquires possession or commences use of such portion of the Premises (excluding the Temporary Premises) for any purpose other than construction or installation of equipment, furniture, fixtures or network and telecommunications cabling. Possession of the Premises shall be tendered to Tenant on the Commencement Date; Within ten (10) days after the Commencement Date has occurred, the parties shall memorialize on a form provided by Landlord the actual Commencement Date and the expiration date ("Expiration Date") of this Lease. Tenant's failure to execute that form shall not affect the validity of Landlord's determination of those dates.

     SECTION 3.2. DELAY IN POSSESSION. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date of either portion of the premises, of either portion of the premises this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent and the Commencement Date shall not occur until Landlord delivers possession of the Premises and the Premises are in fact available for Tenant's occupancy with any Tenant Improvements that have been approved as per Section
3.1 above and all conditions to the Commencement Date specified in Section 3.1 above having been satisfied, except that if Landlord's failure to so deliver possession on the Estimated Commencement Date is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter attached to this Lease), then the Commencement Date shall not be advanced to the date on which possession of the Premises is tendered to Tenant, and Landlord shall be entitled to full performance by Tenant (including the payment of rent) from the date Landlord would have been able to deliver the Premises to Tenant but for Tenant's Delay(s). If for reasons other than "Tenant Delays" as defined in the Work Letter attached hereto as EXHIBIT X, the Commencement Date has not occurred by the date ("Outside Date") that is one (1) year following the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, then Tenant shall have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord delivered at any time following the Outside Date and prior to Landlord's delivery of the Premises to Tenant in the condition required under EXHIBIT X, and this Lease shall terminate thirty (30) days after such notice unless Landlord shall so deliver the Premises to Tenant within said thirty (30) days.

     SECTION 3.3. RIGHT TO EXTEND THE LEASE TERM. Provided that Tenant is not in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses) or any material non-monetary covenant, following written notice and the expiration of the applicable cure period, either at the time of exercise of the extension right granted herein or at the time of the commencement of such extension, then Tenant may extend the Term of this Lease for up to two (2) periods of sixty (60) months each. Tenant shall exercise its right to extend the Term by and only by delivering Landlord, not less than six (6) months or more than twelve (12) months prior to the expiration date of the then current Term, Tenant's irrevocable written notice of its commitment to extend (the "Commitment Notice"). The Basic Rent payable under the Lease during any extension of the Term shall be at the fair market rental, including subsequent adjustments, for comparable office space being leased by Landlord in the Irvine Spectrum. Landlord will provide written notice to Tenant of Landlord's good faith determination of the fair market rental rate not later than thirty (30) days after the date upon which Tenant timely exercises its extension option. Tenant will have thirty (30) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Tenant's failure to object to the fair market rental rate submitted by Landlord in writing within Tenant's Review Period will conclusively be deemed Tenant's approval and acceptance thereof. If Tenant reasonably objects to the fair market rental rate submitted by Landlord within Tenant's Review Period, Landlord and Tenant will attempt in good faith to agree upon such fair market rental rate using their best good faith efforts. If Landlord and Tenant fail to reach agreement on such fair market rental rate within fifteen (15) days following the expiration of Tenant's Review Period (the "Outside Agreement Date"), then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined by appraisal as follows.

          Within ten (10) days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the fair market rental. If the parties are unable to agree in that time, then each party shall designate an appraiser within ten (10) days thereafter. Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair rental value. Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair rental value of the Premises. Any appraiser designated hereunder shall have an M.A.I. certification with not less than five (5) years experience in the valuation of commercial office buildings in Orange County, California.

          Within thirty (30) days following the selection of the appraiser, such appraiser shall determine the fair market rental value, including subsequent adjustments of the Premises. In determining such value, the appraiser shall consider rental comparables for space in the Irvine Spectrum (including, without limitation, the Project). In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental. Landlord and Tenant shall each pay for the services of their respective appraisers and shall share equally the cost of the third appraiser.

          Within twenty (20) days after the determination of the fair market rental, Landlord shall prepare an amendment to this Lease reflecting the extended term and rental rate for the extension period, and Tenant shall execute and return same to Landlord within ten (10) days. Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

          If Tenant fails to timely comply with any of the provisions of this Section, Tenant's right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord. Tenant shall have no other right to extend the Term beyond the two sixty (60) month extension created by this Section. Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this Section.


                     ARTICLE IV. RENT AND OPERATING EXPENSES


     SECTION 4.1. BASIC RENT. Tenant shall pay to Landlord without deduction or offset (except as otherwise expressly provided in this Lease): (i) Basic Rent for the Temporary Premises from and after the Commencement Date, for the Temporary Premises in accordance with Section 2.7 hereof; and (ii) from and after the Commencement Date for Building A, Basic Rent for the balance of the Premises in the total amount shown (including subsequent adjustments, if any) in
Item 6 of the Basic Lease Provisions. Any rental adjustment shown in Item 6 shall be deemed to occur on the specified monthly anniversary of the Commencement Date for Building A, whether or not that date occurs at the end of a calendar month. Basic Rent for the Temporary Premises and the Premises shall be due and payable in advance (as prorated for any partial month) on the first day of each successive calendar month of the Term. No demand, notice or invoice shall be required for the payment of Basic Rent. An installment of one (1) full month's Basic Rent for Building A in the amount of One Hundred Twenty Thousand Nineteen Dollars ($120,019.00) together with one (1) full month's minimum Basic and additional rent for the minimum Temporary Premises in the amount of Fifteen Thousand Three Hundred Dollars ($15,300.00) (totaling One Hundred Thirty-Five Thousand Three Hundred Nineteen Dollars ($135,319.00) shall be delivered to Landlord concurrently with Tenant's execution of this Lease and shall be applied against the first due hereunder. In addition, Tenant shall pay one (1) full month's Basic Rent for Building B in the amount of Eighty-Five Thousand Six Hundred Fifty-Nine Dollars ($85,659.00) prior to commencement of construction of Tenant Improvements for Building B which shall be applied against Basic Rent first due upon the Commencement Date for Building B.

     SECTION 4.2.    OPERATING EXPENSES.

          (a) Tenant shall pay to Landlord, as additional rent, Tenant's Share of "Operating Expenses", as defined below, incurred by Landlord in the operation of any Building which includes a portion of the Premises or the Temporary Premises and the Project. The term "Tenant's Share" means that portion of an Operating Expense determined by multiplying the cost of such item by a fraction, the numerator of which is the floor area of the Premises (or the Temporary Premises as the case may be) and the denominator of which is the total square footage of the floor area within all buildings in the Project to which such Operating Expenses relate, as of the date on which the computation is made. The rentable square footage of the Project may be adjusted from time to time in the event new buildings are constructed within or incorporated within the Project. Tenant may elect to assume responsibility for the operation and maintenance of any Building comprising a portion of the Premises which is one hundred percent (100%) leased by Tenant (except that Landlord shall contract directly for and provide preventive HVAC maintenance, servicing and repair) in which event, the Operating Expenses for such Building shall be paid directly and completely by Tenant and such expenses shall not be included within Landlord's determination of Operating Expenses.

          (b) Commencing prior to the start of the first full "Expense Recovery Period" (as defined below) of the Lease, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant's Share of Operating Expenses for the Expense Recovery Period. Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent. If Landlord has not furnished its written estimate for any Expense Recovery Period by the time set forth above, Tenant shall continue to pay cost reimbursements at the rates established for the prior Expense Recovery Period, if any; provided that when the new estimate is delivered to Tenant, Tenant shall, at the next monthly payment date, pay any accrued cost reimbursements based upon the new estimate. Notwithstanding the foregoing, if Landlord is more than three (3) months late in the delivery of its written estimate for any Expense Recovery Period, Tenant shall have the right to pay any accrued cost reimbursements in equal installments over a six
(6) month period rather than in one lump sum. For purposes hereof, "Expense Recovery Period" shall mean every twelve month period during the Term (or portion thereof for the first and last lease years) commencing July 1 and ending June 30.

          (c) Within one hundred twenty (120) days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement showing in reasonable detail the actual or prorated Operating Expenses incurred by Landlord during the period, and the parties shall within thirty (30) days thereafter make any payment or allowance necessary to adjust Tenant's estimated payments, if any, to the actual Tenant's Share as shown by the annual statement. Any delay or failure by Landlord in delivering any statement hereunder shall not constitute a waiver of Landlord's right to require Tenant to pay Tenant's Share of Operating Expenses pursuant hereto. Any amount due Tenant shall be credited against installments next coming due under this Section 4.2, and any deficiency shall be paid by Tenant together with the next installment. If Tenant has not made estimated payments during the Expense Recovery Period, any amount owing by Tenant pursuant to subsection (a) above shall be paid to Landlord in accordance with Article XVI. Should Tenant fail to object in writing to Landlord's determination of actual Operating Expenses within one hundred twenty (120) days following delivery of Landlord's expense statement, Landlord's determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on the parties and any future claims to the contrary shall be barred except to the extent that a future audit shall determine that a particular category of expenses has been improperly included as Operating Expenses.

               Landlord agrees that it will maintain complete and accurate records of all costs, expenses and disbursements paid or incurred by Landlord, its employees, agents and/or contractors, with respect to the Operating Expenses in accordance with generally accepted accounting principles, consistently applied. Such records shall be kept until one (1) year after the termination of this Lease. Landlord shall provide in reasonable detail the calculation of Tenant's Share of the Operating Expenses. Provided Tenant is not then in default of any monetary covenant of this Lease (including, without limitation, the obligation to pay Basic Rent and/or Tenant's Share of Operating Expenses), or any material non-monetary covenant, following written notice and the expiration of the applicable cure period, then Tenant shall have the right to have Tenant's financial officer or a certified public accountant audit Landlord's Operating Expenses, subject to the terms and conditions hereof. In no event, however, shall such auditor be compensated by Tenant on a "contingency" basis, or on any other basis tied to the results of said audit. Tenant shall give notice to Landlord of Tenant's intent to audit within one hundred twenty (120) days following delivery of Landlord's expense statement for each of the Expense Recovery Periods. Following at least ten (10) business days notice to Landlord, such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where the records are maintained in Orange County, California. Landlord agrees to make such personnel available to Tenant as is reasonably necessary for Tenant's employees and agents, to conduct such audit. Landlord shall make such records available to Tenant's employees and agents, for inspection during normal business hours. Tenant's employees and agents shall be entitled to make photostatic copies of such records, provided Tenant bears the expense of such copying, and further provided that Tenant keeps such copies in a confidential manner and does not discuss, display or distribute such copies to any other third party. If Tenant's audit determines that actual Operating Expenses have been overstated by more than four percent (4%), then subject to Landlord's right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit. Tenant's Basic Rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In the event of a dispute between Landlord and Tenant regarding the results of such audit, such dispute shall be submitted to and resolved by JAMS as provided in
Section 22.8 of this Lease.

               All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation and except for inadvertent disclosures despite Tenant's reasonable efforts to keep the disclosed information confidential, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees. Landlord may require Tenant's auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.

          (d) Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Operating Expenses for the Expense Recovery Period in which the Lease terminates, Tenant shall upon notice pay the entire increase due over the estimated expenses paid. Conversely, any overpayment made in the event expenses decrease shall be rebated promptly by Landlord to Tenant.

          (e) If, at any time during any Expense Recovery Period, any one or more of the Operating Expenses are increased to a rate(s) or amount(s) in excess of the rate(s) or amount(s) used in calculating the estimated expenses for the year, then the estimate of Tenant's Share of Operating Expenses shall be increased for the month in which such rate(s) or amount(s) becomes effective and for all succeeding months by an amount equal to Tenant's Share of the increase. Landlord shall give Tenant written notice of the amount or estimated amount of the increase, the month in which the increase will become effective, Tenant's Share thereof and the month for which the payments are due. Tenant shall pay the increase to Landlord as a part of Tenant's monthly payments of estimated expenses as provided in paragraph (b) above, commencing with the month in which effective.

          (f) The term "Operating Expenses" shall mean and include all "Project Costs" (as hereafter defined) and "Property Taxes" (as hereafter defined).

          (g) The term "Project Costs" shall include all reasonable costs and expenses of operation and maintenance of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation: water and sewer charges; insurance premiums or reasonable premium equivalents for the reasonable cost of administering a self-insurance program should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder as provided in Section 10.2 below; license, permit, and inspection fees; heat; light; power; air conditioning; janitorial services to any interior Common Areas; supplies; materials; equipment; tools; the reasonable cost of any environmental, insurance, tax or other consultant utilized by Landlord in connection with the Premises and/or Project; establishment of reasonable reserves for replacements and/or repair of Common Area improvements, equipment and supplies; the cost of any capital investments, after application of previously established reserves for such items, to the extent of the amortized cost thereof over the useful life of such capital investment as reasonably determined by Landlord for each year of useful life during the Term; subject to the express provisions of this Lease to the contrary, costs incurred in connection with compliance of any laws or changes in laws applicable to the Premises or the Project (except for laws or changes in laws that pertain particularly to Tenant or to Tenant's particular use of the Premises and/or only to the interior of the Premises which shall be the sole responsibility of Tenant at its cost), to the extent such laws or change in laws require expenditures of a "capital" nature (as determined by generally accepted accounting principles consistently applied), then such "capital" expenditure shall be amortized (using a market cost of funds as reasonably determined by Landlord) over the useful life of such asset and only the amortized cost thereof shall be included in Project Costs during the remaining Term of the Lease; costs associated with the procurement and maintenance of an air conditioning, heating and ventilation service agreement; labor; reasonably allocated wages and salaries, fringe benefits, and payroll taxes for administrative and other personnel directly applicable to the Premises and/or Project, including both Landlord's personnel and outside personnel; any expense incurred pursuant to Sections 6.1, 6.2, 6.4, 7.2, and 10.2; and a reasonable overhead/management fee for the professional operation of the Project. Any such overhead management fee charged to Tenant shall not be in excess of those being charged for other comparable first-class office projects in the Irvine Spectrum area. It is understood that Project Costs may include competitive charges for direct services provided by any subsidiary or division of Landlord. Notwithstanding any contrary provision herein, Landlord agrees that Tenant shall have access to and use of after-hours air conditioning services to the Premises. For any Building not wholly leased to Tenant, Tenant shall pay an hourly charge based on the reasonable cost incurred by Landlord to supply such services and in any Building wholly leased to Tenant, Tenant shall pay the cost for such services directly as contemplated by Section 6.1 hereof.

               Notwithstanding the provisions of this Section 4.2 to the contrary, Operating Expenses shall not include any cost or expense identified as the responsibility of Landlord and not an Operating Expense or a Project Cost by the express terms of this Lease, and shall not include any of the following:

                     (1) Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Project, and similar costs incurred in connection with disputes with and/or enforcement of any lease with tenants, other occupants, or prospective tenants or other occupants of the Project;

                     (2) "Tenant allowances", "tenant concessions", work letter payments, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Project, or vacant, leasable space in the Project, including space planning/interior design fees for same;

                     (3) Depreciation and other "non-cash" expense items;

                     (4) Services, items and benefits for which Tenant or any other tenant or occupant of the Project specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Project pays third persons or services, items or benefits which are not generally made available to Tenant as an occupant of the Building or the Project;

                     (5) Costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord of any terms and conditions (other than by Tenant) of this Lease or of the leases of other tenants in the Project, that would not have incurred but for such violation by Landlord;

                     (6) Penalties for late payment of any Operating Expenses by Landlord, including, without limitation, with respect to taxes, equipment leases, etc.;

                     (7) Payments in respect of overhead and/or profit to any subsidiary or Affiliate
(hereinafter defined) of Landlord, as a result of a non-competitive selection process for services (other than the management fee) on or to the Project, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies or materials exceed the costs that would have been paid if the services, goods, supplies or materials had been provided by parties unaffiliated with Landlord, of similar skill, competence and experience, on a competitive basis;

                     (8) Payments of principal, finance charges or interest on debt or amortization on any deed of trust or other debt encumbering the Project, and rental payments (or increases in same) under any ground or underlying lease or leases encumbering the Project (except to the extent the same may be made to pay or reimburse, or may be measured by Property Taxes);

                     (9) Except for a management fee which is reasonable and commercially competitive for similar projects in the Irvine Spectrum area, costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be) and wages, salaries and other compensation and benefits (as well as adjustments thereto) for all employees and personnel of Landlord above the level of manager for the Project, which costs would not be chargeable to Operating Expenses in accordance with generally accepted accounting principles, consistently applied;

                     (10) Rentals and other related expenses, if any, incurred in leasing air conditioning systems or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Project and equipment which is leased on a temporary basis in emergency situations;

                     (11)  Advertising and promotional expenses;

                     (12) Costs or expenses for the acquisition of sculpture, paintings or other works of art, but not the reasonable expenses of maintaining, repairing and insuring same;

                     (13) Costs for which Landlord is compensated through or reimbursed by insurance;

                     (14) Contributions to operating expense reserves (including tax reserves), except for reasonable reserves for the roof of the Building and as specifically set forth in Section 4.4 hereof;

                     (15) Contributions to political or charitable organizations;

                     (16) Costs incurred in removing the property of former tenants and/or other occupants of the Project;

                     (17) The costs of any "tap fees" or one-time lump sum sewer, water or other utility connection fees for the Project;

                     (18) Costs or fees relating to the defense of Landlord's title to or interest in the Building and/or the Project, or any part thereof; and

                     (19) Any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be a normal maintenance or operating expense of the Building and/or the Project.

                          As used herein, the term "Affiliate" shall mean and
refer to any person or entity controlling, controlled by, or under common control with another such person or entity. "Control", as used herein, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control. In the case of Landlord, the term "Affiliate" shall include any person or entity controlling or controlled by or under common control with any general partner of Landlord or any general partner of Landlord's general partner.

          (h) The term "Property Taxes" as used herein shall include the following: (i) all real estate taxes or personal property taxes, as such property taxes may be reassessed from time to time; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) all assessments and fees for public improvements, services, and facilities and impacts thereon, including without limitation arising out of any Community Facilities Districts, "Mello Roos" districts, similar assessment districts, and any traffic impact mitigation assessments or fees (except for assessments or fees under any Community Facilities District(s) formed after the date of this Lease); (iv) any tax, surcharge or assessment including without limitation taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent unless such are required to be paid by Tenant) which shall be levied in addition to or in lieu of real estate or personal property taxes, other than taxes covered by Article VIII; and (v) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings.

          (i) The term "Property Taxes" shall not include personal property taxes of any kind, which shall instead be governed by the provisions of Article VIII of this Lease.

          (j) If Tenant reasonably believes that the amount of any real property tax is improper for any reason, Tenant may notify Landlord in writing of Tenant's desire that such real property taxes be contested or challenged by Landlord with the applicable taxing authority. Tenant shall indicate the basis for Tenant's contention that such taxes are improper in Tenant's notice to Landlord. Upon receipt of any such request from Tenant, Landlord shall promptly meet with Tenant to discuss whether or not it is appropriate to initiate a challenge or contest of such taxes or to take no action with respect thereto. Landlord agrees that if Landlord is pursuing tax contests for other buildings within the Project, Landlord will also pursue such a contest for the Building if so requested by Tenant.

          (k) Any assessment of real property taxes shall be deemed imposed in the maximum number of installments permitted by applicable laws, whether or not actually paid; provided, however, that if the prevailing practice in other comparable projects in the vicinity of the Project is to pay such assessments on an earlier basis, and Landlord pays the same on such basis, such assessments shall be included in real property taxes as paid by Landlord. In no event, however, shall Landlord impute any accrued interest (resulting from such installment payments of real property taxes) in its computation of real property taxes except as imposed by the taxing authority.

     SECTION 4.3.    SECURITY DEPOSIT.

          (a) Prior to the execution of this Lease, Tenant has delivered to Landlord copy of its current audited financial statements and Tenant shall periodically provide copies of such Statements to Landlord pursuant to Section
13.3 of this Lease. Provided Tenant's Statements are delivered to Landlord each year during the Term and are highlighted to indicated a continuing a balance of cash and/or cash equivalents greater than Ten Million Dollars ($10,000,000.00) (the "Cash Equivalent Threshold"), Tenant shall have no obligation to deliver to Landlord a cash security deposit or prepaid rent. If any time during the Term, the cash and/or cash equivalents as shown on Tenant's then current Statements, do not exceed the Cash Equivalent Threshold amount, Tenant shall deposit with Landlord, within thirty (30) days of Landlord's written request an amount equal to One Hundred Ten percent (110%) of the sum of following: (i) the scheduled Basic Rent for the Premises for the last month of the then current term; plus
(ii) one month's estimate of the Operating Expense. If at any time after delivery of funds to Landlord pursuant to this paragraph, the size of the Premises is increased, Tenant shall be required to increase the funds on deposit with Landlord in accordance with the formula outlined above. In lieu of depositing cash with Landlord, Tenant shall have the option of providing Landlord with a letter of credit which is acceptable to Landlord in form and content and is issued by a financial institution reasonably approved by Landlord which shall have one or more offices in Orange County, California which will honor a draw upon such letter of credit.


          (b) In the event Tenant is required to deposit with Landlord funds pursuant to subparagraph (a) of this Section, such sum shall be held by Landlord as security for the full and faithful performance of Tenant's obligations under this Lease (the "Security Deposit"). Subject to the last sentence of this Section, the Security Deposit shall be understood and agreed to be the property of Landlord upon Landlord's receipt thereof, and may be utilized by Landlord in its discretion towards the payment of all prepaid expenses by Landlord for which Tenant would be required to reimburse Landlord under this Lease, including without limitation brokerage commissions and Tenant Improvement costs. Upon any default by Tenant, including specifically Tenant's failure to pay rent or to abide by its obligations under Sections 7.1 and 15.3 below, whether or not Landlord is informed of or has knowledge of the default, the Security Deposit shall be deemed to be automatically and immediately applied, without waiver of any rights Landlord may have under this Lease or at law or in equity as a result of the default, as a setoff for full or partial compensation for that default. If any portion of the Security Deposit is applied after a default by Tenant, Tenant shall within five (5) days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount. Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit. If Tenant fully performs its obligations under this Lease, the Security Deposit shall be returned to Tenant (or, at Landlord's option, to the last assignee of Tenant's interest in this Lease) after the expiration of the Term, provided that Landlord may retain the Security Deposit to the extent and until such time as all amounts due from Tenant in accordance with this Lease have been determined and paid in full.

     SECTION 4.4.    SPECIAL LIMITATION ON HVAC OPERATING EXPENSES

          Notwithstanding any provision of this Lease to the contrary, Tenant's obligation to pay Operating Expenses shall be subject to the following:

          (a) Preventive maintenance, servicing and repair costs for heating, ventilating and air conditioning equipment ("HVAC") shall not be included within Operating Expenses payable by Tenant to the extent that such costs exceed the amount shown in the budget for the 1998-99 Expense Recovery Period plus five percent (5%) per year (on a compounded basis) throughout the initial Term of this Lease. The 1998-99 Expense Recovery Period budget for HVAC preventative maintenance costs is $.1188 per rentable square foot.

          (b) Tenant shall have no obligation during the initial Term of this Lease to contribute to capital reserves for replacement of rooftop HVAC package units. In the event Landlord maintains a capital reserve for its rooftop HVAC package units at the time, Operating Expenses paid by Tenant during any extension of the Term shall include a reasonable reserve for replacement of rooftop HVAC units in accordance with the provisions of Section 4.2 herein.

          (c) If during the initial Term of this Lease, any rooftop HVAC package units require replacement, Tenant shall have no obligation to pay any portion of such replacement cost. If in connection with any such replacement, Landlord is unable to provide Tenant with HVAC services necessary to provide to the Premises HVAC services consistent with industry standards for first class office buildings Landlord shall be obligated its sole cost and expense to obtain replacement and/or supplemental HVAC services while any such repair or replacement is underway.

                                 ARTICLE V. USES


     SECTION 5.1. USE. Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions, all in accordance with applicable laws and restrictions and pursuant to approvals to be obtained by Tenant from all relevant and required governmental agencies and authorities. The parties agree that any contrary use shall be deemed to cause material and irreparable harm to Landlord and shall entitle Landlord to injunctive relief in addition to any other available remedy. Tenant, at its expense, shall procure, maintain and make available for Landlord's inspection throughout the Term, all governmental approvals, licenses and permits required for the proper and lawful conduct of Tenant's permitted use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises which will in any way unreasonably interfere with the rights of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project. Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises. Tenant shall not knowingly do or permit to be done anything which will invalidate or increase the cost of any insurance policy(ies) covering the Building, the Project and/or their contents, and shall comply with all applicable and reasonable insurance underwriters rules and the requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function to the extent such rules and requirements are provided to Tenant. Subject to the express provisions of this Lease to the contrary, Tenant shall comply at its expense with all present laws, ordinances, restrictions, regulations, orders, rules and requirements of all governmental authorities that pertain particularly to Tenant or its particular use of the Premises and/or pertain only to the interior of the Premises, including without limitation all federal and state occupational health and safety requirements, whether or not Tenant's compliance will necessitate expenditures or interfere with its use and enjoyment of the Premises. Tenant shall comply at its expense with all present covenants, conditions, easements or restrictions now affecting or encumbering the Building and/or Project, and any future covenants, conditions, easements or restrictions, and any amendments or modifications thereto which do not materially derogate the rights of Tenant or materially increase the obligations of Tenant hereunder, including without limitation the payment by Tenant of any periodic or special dues or assessments charged against the Premises or Tenant which may be allocated to the Premises or Tenant in accordance with the provisions thereof. Tenant shall promptly upon demand reimburse Landlord for any additional insurance premium charged by reason of Tenant's failure to comply with the provisions of this Section, and shall indemnify Landlord from any liability and/or expense resulting from Tenant's noncompliance.

     SECTION 5.2. SIGNS. Tenant shall have the right to install and maintain exterior signs at its sole cost ("Exterior Signage") as set forth in this Section. Tenant's rights with respect to Exterior Signage within the Project shall be as follows:

          (a) Tenant shall have the exclusive right to all exterior signs on any Building within the Project which it wholly leases during the Term which as of the Commencement Date, shall be Building A and Building B. If after the commencement of the Term the Premises is expanded so that Tenant solely occupies Building C, Tenant's rights shall extend to such Building as well.

          (b) From and after the Commencement Date for Building B and thereafter provided Tenant leases all of Buildings A and B, Tenant shall be entitled to exclusive use of the existing monument sign on Alton Parkway.

          (c) If at any time during the Term, or any extension thereof Tenant leases all of each of the three Buildings within the Project, Tenant shall have the exclusive right to all exterior signs within the Project.

          (d) In the event Tenant subleases for the remainder of the Term or assigns any portion of a Building such that Landlord has a right to recapture that space pursuant to the provisions of Article IX hereof, Tenant's exclusive right to exterior signage on such Building shall be converted as of the date of such transfer to a non-exclusive right and reduced to one exterior Building top sign which Tenant shall have the right to select provided it continues to be the Dominant Tenant in such Building. Dominant Tenant means Tenant leases in the Building in question more space than any other Tenant in such Building.

          (e) If after a sublease for the remainder of the Term or an assignment, Tenant leases less than the entirety of Building A and the entirety of either Buildings B or C, Tenant's right to use the existing monument sign on Alton Parkway shall be nonexclusive provided that if such monument sign is converted by Landlord to a multi-tenant identification sign, Tenant shall have the right to retain the top position on such monument sign as long as Tenant continues to be the Dominant Tenant in Building A and the Dominant Tenant in either Building B or C.

          (f) Provided Tenant is not then in default under this Lease, after expiration of the applicable cure period, and provided Tenant is then leasing all of Buildings A and B, Landlord shall not enter into any lease for space in the Project, or consent to any sublease or assignment, which grants to any of the companies or entities listed on Exhibit H attached hereto any right to install or maintain exterior signs in the Project.

The size, design, graphics, material, style, color and other physical aspects of all exterior signs shall be subject to Landlord's written approval prior to installation (which approval shall not be unreasonably withheld), Landlord's signage program for the Project, as in effect from time to time and approved by the City of Irvine ("Signage Criteria"), and any applicable municipal or other governmental permits and approvals. Tenant acknowledges having received and reviewed a copy of the current Signage Criteria for the Project. Tenant shall be responsible for the cost of the Exterior Signage, including the fabrication, installation, insurance, maintenance and removal thereof. If Tenant fails to maintain its Exterior Signage, or if Tenant fails to remove same upon termination of this Lease and repair any damage caused by such removal, Landlord may do so at Tenant's expense. Except for the foregoing, or as otherwise approved in writing by Landlord, in its sole discretion, Tenant shall have no right to maintain identification signs in any location in, on or about the Premises, the Building or the Project and shall not place or erect any signs, displays or other advertising materials that are visible from the exterior of the Premises.

          Tenant's Exterior Signage rights described in this Section 5.2 may be assigned in connection with an assignment of the Lease, but only if the name proposed for such Exterior Signage will not materially devalue the Project in Landlord's sole and absolute discretion.


     SECTION 5.3     HAZARDOUS MATERIALS.

          (a) For purposes of this Lease, the term "Hazardous Materials" includes (i) any "hazardous materials" as defined in Section 25501(n) of the California Health and Safety Code, (ii) any other substance or matter which results in liability to any person or entity from exposure to such substance or matter under any statutory or common law theory, and (iii) any substance or matter which is in excess of permitted levels set forth in any federal, California or local law or regulation pertaining to any hazardous or toxic substance, material or waste.

          (b) Tenant shall not cause or knowingly permit any Hazardous Materials to be brought upon, stored, used, generated, released or disposed of on, under, from or about the Premises (including without limitation the soil and groundwater thereunder) without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant shall have the right, without obtaining prior written consent of Landlord, to utilize within the Premises standard office products that may contain Hazardous Materials (such as photocopy toner, "White Out", and the like), provided however, that (i) Tenant shall maintain such products in their original retail packaging, shall follow all instructions on such packaging with respect to the storage, use and disposal of such products, and shall otherwise comply with all applicable laws with respect to such products, and (ii) all of the other terms and provisions of this Section
5.3 shall apply with respect to Tenant's storage, use and disposal of all such products. Landlord may, in its sole discretion, place such conditions as Landlord deems appropriate with respect to any such Hazardous Materials, and may further require that Tenant demonstrate that any such Hazardous Materials are necessary or useful to Tenant's business and will be generated, stored, used and disposed of in a manner that complies with all applicable laws and regulations pertaining thereto and with good business practices. Tenant understands that Landlord may utilize an environmental consultant to assist in determining conditions of approval in connection with the storage, generation, release, disposal or use of Hazardous Materials by Tenant on or about the Premises, and/or to conduct periodic inspections of the storage, generation, use, release and/or disposal of such Hazardous Materials by Tenant on and from the Premises, and Tenant agrees that any costs reasonably incurred by Landlord in connection therewith shall be reimbursed by Tenant to Landlord as additional rent hereunder upon demand; however, Tenant shall have no obligation to reimburse Landlord for any costs incurred in connection with any environmental consultant retained by Landlord pursuant to this Section unless Tenant shall be in default under this
Section 5.3 and such costs are covered by Tenant's indemnity contained in this
Section 5.3.

          (c) Prior to the execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement (the "Environmental Questionnaire") in the form of EXHIBIT B attached hereto. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. On each anniversary of the Commencement Date until the expiration or sooner termination of this Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, if any, which were stored, generated, used, released and/or disposed of on, under or about the Premises for the twelve-month period prior thereto, and which Tenant desires to store, generate, use, release and/or dispose of on, under or about the Premises for the succeeding twelve-month period. In addition, to the extent Tenant is permitted to utilize Hazardous Materials upon the Premises, Tenant shall promptly provide Landlord with complete and legible copies of all the following environmental documents relating thereto: reports filed pursuant to any self-reporting requirements; permit applications, permits, monitoring reports, workplace exposure and community exposure warnings or notices and all other reports, disclosures, plans or documents (even those which may be characterized as confidential) relating to water discharges, air pollution, waste generation or disposal, and underground storage tanks for Hazardous Materials; orders, reports, notices, listings and correspondence (even those which may be considered confidential) of or concerning the release, investigation of, compliance, cleanup, remedial and corrective actions, and abatement of Hazardous Materials; and all complaints, pleadings and other legal documents filed by or against Tenant related to Tenant's use, handling, storage, release and/or disposal of Hazardous Materials.

          (d) Landlord and its agents shall have the right, but not the obligation, to inspect, sample and/or monitor the Premises and/or the soil or groundwater thereunder at any time to determine whether Tenant is complying with the terms of this Section 5.3, and in connection therewith Tenant shall provide Landlord with full access to all relevant facilities, records and personnel. If Tenant is not in compliance with any of the provisions of this Section 5.3, or in the event of a release of any Hazardous Material on, under or about the Premises caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, Landlord and its agents shall have the right, but not the obligation, without limitation upon any of Landlord's other rights and remedies under this Lease, to immediately enter upon the Premises without notice and to discharge Tenant's obligations under this Section 5.3 at Tenant's expense, including without limitation the taking of emergency or long-term remedial action. Landlord and its agents shall endeavor to minimize interference with Tenant's business in connection therewith, but shall not be liable for any such interference.

In addition, Landlord, at Tenant's expense, shall have the right, but not the obligation, to join and participate in any legal proceedings or actions initiated in connection with any claims arising out of the storage, generation, use, release and/or disposal by Tenant or its agents, employees, contractors, licensees or invitees of Hazardous Materials on, under, from or about the Premises.

          (e) If the presence of any Hazardous Materials on, under, from or about the Premises or the Project caused or permitted by Tenant or its agents, employees, contractors, licensees or invitees results in (i) injury to any person, (ii) injury to or any contamination of the Premises or the Project, or
(iii) injury to or contamination of any real or personal property wherever situated, Tenant, at its expense, shall promptly take all actions necessary to return the Premises and the Project and any other affected real or personal property owned by Landlord to the condition existing prior to the introduction of such Hazardous Materials and to remedy or repair any such injury or contamination, including without limitation, any cleanup, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials. Notwithstanding the foregoing, Tenant shall not, without Landlord's prior written consent, take any remedial action in response to the presence of any Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord or enter into any similar agreement, consent, decree or other compromise with any governmental agency with respect to any Hazardous Materials claims; provided however, Landlord's prior written consent shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Premises or the Project or any other affected real or personal property owned by Landlord (i) imposes an immediate threat to the health, safety or welfare of any individual or (ii) is of such a nature that an immediate remedial response is necessary and it is not possible to obtain Landlord's consent before taking such action. To the fullest extent permitted by law, Tenant shall indemnify, hold harmless, protect and defend (with attorneys acceptable to Landlord) Landlord and any successors to all or any portion of Landlord's interest in the Premises and the Project and any other real or personal property owned by Landlord from and against any and all liabilities, losses, damages, diminution in value, judgments, fines, demands, claims, recoveries, deficiencies, costs and expenses (including without limitation attorneys' fees, court costs and other professional expenses), whether foreseeable or unforeseeable, arising directly or indirectly out of the use, generation, storage, treatment, release, on- or off-site disposal or transportation of Hazardous Materials on, into, from, under or about the Premises, the Building and the Project and any other real or personal property owned by Landlord caused or permitted by Tenant, its agents, employees, contractors, licensees or invitees, specifically including without limitation the cost of any required or necessary repair, restoration, cleanup or detoxification of the Premises, the Building and the Project and any other real or personal property owned by Landlord, and the preparation of any closure or other required plans, whether or not such action is required or necessary during the Term or after the expiration of this Lease. If Landlord at any time discovers that Tenant or its agents, employees, contractors, licensees or invitees have caused or knowingly permitted the release of a Hazardous Material on, under, from or about the Premises or the Project or any other real or personal property owned by Landlord, Tenant shall, at Landlord's request, immediately prepare and submit to Landlord a comprehensive plan, subject to Landlord's reasonable approval, specifying the actions to be taken by Tenant to return the Premises or the Project or any other real or personal property owned by Landlord to the condition required under all applicable environmental laws. Upon Landlord's approval of such cleanup plan, Tenant shall, at its expense, and without limitation of any rights and remedies of Landlord under this Lease or at law or in equity, immediately implement such plan and proceed to cleanup such Hazardous Materials in accordance with all applicable laws and as required by such plan and this Lease. The provisions of this subsection (e) shall expressly survive the expiration or sooner termination of this Lease.

          (f) If the release of any Hazardous Materials on, under, from or about the Premises or the Project caused by Landlord, its authorized agents or employees, and not introduced by Tenant, its agents, employees, contractors, licensees, or invitees results in (i) injury to any person, or (ii) injury to or any contamination of the Premises or the Project at levels which require clean-up or remediation under applicable laws, Landlord, at its expense (which shall not be included in Operating Expenses), shall promptly take all actions necessary to return the Premises and the Project to the condition existing prior to the introduction of such Hazardous Materials, or to such condition as is satisfactory to all governmental agencies asserting jurisdiction, and to remedy or repair any such injury or contamination, including, without limitation, any clean-up, remediation, removal, disposal, neutralization or other treatment of any such Hazardous Materials.

          (g) If the release of Hazardous Materials caused by Landlord, its authorized agents or employees, renders the Premises untenantable in whole or in part or results in Tenant being required to vacate the Premises in whole or in part pursuant to an order or requirement of any governmental agency or authority, then the Base Rent, Real Property Taxes, insurance premiums, and other charges, if any, payable by Tenant hereunder for the period during which the Premises (or a portion thereof) remain so impaired shall be abated in proportion to the degree to which Tenant's use of the Premises is impaired and for the period of such impairment. If the period of such impairment shall exceed seven (7) months, Tenant shall have the right to terminate this Lease upon written notice to Landlord given within ten (10) days following the passage of such seven (7) month period. Tenant's termination of the Lease pursuant to this Paragraph shall be effective as of the date of such notice.

          (h) Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, certain facts relating to Hazardous Materials at the Project known by Landlord to exist as of the date of this Lease, as more particularly described in EXHIBIT C attached hereto. Tenant shall have no liability or responsibility with respect to the Hazardous Materials facts described in EXHIBIT C, nor with respect to any Hazardous Materials which were not caused or knowingly permitted by Tenant, its agents, employees, contractors, licensees or invitees. Landlord shall take responsibility, at its sole cost and expense, for any governmentally-ordered clean-up, remediation, removal, disposal, neutralization or other treatment of Hazardous Materials conditions described in this Section 5.3(h). The foregoing obligation on the part of Landlord shall include the reasonable costs (including, without limitation, reasonable attorney's fees) of defending Tenant (with attorneys reasonably acceptable to Tenant) from and against any legal action or proceeding instituted by any governmental agency in connection with such clean-up, remediation, removal, disposal, neutralization or other treatment of such conditions, provided that Tenant promptly tenders such defense to Landlord. Tenant agrees to notify its agents, employees, contractors, licensees, and invitees of any exposure or potential exposure to Hazardous Materials at the Premises that Landlord brings to Tenant's attention.

          (i) The obligations on the part of Landlord contained in Sections 5.3(f) and 5.3(h) above are personal to Landlord and shall not be binding on, nor inure against any successor in interest to Landlord as of the owner of the Premises, including without limitation, any lender acquiring the Premises by foreclosure of its mortgage or deed of trust or deed in lieu of foreclosure.

          (j) Except as disclosed in Section 5.3(h) above (and/or as may otherwise be disclosed to Tenant in writing), Landlord represents that, to the best of its actual knowledge without duty of inquiry or investigation whatsoever, there are no Hazardous Materials in or about the Premises which are in violation of any applicable federal, state or local law, ordinance or regulation.


                       ARTICLE VI. COMMON AREAS; SERVICES


     SECTION 6.1. UTILITIES AND SERVICES. Tenant shall be responsible for and shall pay promptly, directly to the appropriate supplier, all charges for water, gas, electricity, sewer, heat, light, power, telephone, refuse pickup, janitorial service, interior landscape maintenance and all other utilities, materials and services furnished directly to Tenant or the Premises or used by Tenant in, on or about the Premises during the Term, together with any taxes thereon; provided, however, Tenant shall not be obligated to pay directly for any utilities, water, gas, electricity, sewer, heat, light, power, janitorial service, landscape maintenance, etc. to the extent such costs are billed to Tenant as Operating Expenses for the Project. Tenant, at its sole cost, may select and retain a janitorial service company to clean the Premises at such times and in a manner consistent with the operation of a first class office building. If any utilities or services are not separately metered or assessed to Tenant, Landlord shall make a reasonable determination of Tenant's proportionate share of the cost of such utilities and services and Tenant shall pay such amount to Landlord, as an item of additional rent, within ten (10) days after receipt of Landlord's statement or invoice therefor. Alternatively, Landlord may elect to include such cost in the definition of Building Costs in which event Tenant shall pay Tenant's proportionate share of such costs in the manner set forth in Section 4.2. Landlord shall not be liable for damages or otherwise for any failure or interruption of any utility or other service furnished to the Premises, and no such failure or interruption shall be deemed an eviction or entitle Tenant to terminate this Lease or withhold or abate any rent due hereunder. Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord. In exercising Landlord's right of free access to all mechanical and electrical installations, Landlord shall not unreasonably interfere with Tenant's use and enjoyment of the Premises.

          Notwithstanding the foregoing, if as a result of the actions of Landlord, its authorized agents or employees, for more than three (3) consecutive business days following written notice to Landlord there is no HVAC or electricity services to all or a portion of the Premises, or such an interruption of other essential utilities and building services, such as fire protection or water, so that all or a portion of the Premises cannot be used by Tenant, then Tenant's Basic Rent (or an equitable portion of such Basic Rent to the extent that less than all of the Premises are affected) shall thereafter be abated until the Premises are again usable by Tenant; provided, however, that if Landlord is diligently pursuing the repair of such utilities or services and Landlord provides substitute services reasonably suitable for Tenant's purposes, as for example, bringing in portable air-conditioning equipment, then there shall not be an abatement of Basic Rent. Any disputes concerning the foregoing shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.8 of this Lease. The foregoing provisions shall not apply in case of damage to, or destruction of, the Premises, which shall be governed by the provisions of
Article XI of the Lease.

     SECTION 6.2. OPERATION AND MAINTENANCE OF COMMON AREAS. During the Term, Landlord shall operate, maintain and repair all Common Areas within any Building comprising the Premises and the Project in a first-class manner comparable to other Class A office buildings in the Irvine Spectrum area and in compliance with all obligations of Landlord under this Lease. The term "Common Areas" shall mean all areas within the exterior boundaries of the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, and all other appurtenant areas outside the exterior boundaries of the Building and other buildings in the Project provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms and roof access entries, common entrances and lobbies, elevators, and restrooms not located within any tenantable premises of the Building and/or other buildings in the Project. Building hours for any Building not wholly leased by Tenant shall be Monday through Friday 7:00 a.m. to 6:00 p.m., and Saturday 9:00 a.m. to 1:00 p.m., President's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year's Day and Sundays excluded. Tenant shall have access to its Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year including access to utilities and heating, ventilating and air conditioning services but subject to Tenant's obligation to pay the reasonable costs of any such services in any Building not wholly leased by Tenant used other than during the Building hours described above; provided that Landlord may install access control systems as it deems advisable for any Building not wholly leased by Tenant. The reasonable cost of maintaining and repairing any such access control systems (but not the cost of installation of, or any "capital" cost of replacing, said systems) shall be included in Project Costs under Section 4.2.

     SECTION 6.3. USE OF COMMON AREAS. The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with all rules and regulations as are prescribed from time to time by Landlord in a reasonable and non-discriminatory manner. Landlord shall operate and maintain the Common Areas in a first-class manner consistent with comparable Class A office buildings in the Irvine Spectrum as Landlord may determine to be appropriate. All reasonable costs incurred by Landlord for the maintenance and operation of the Common Areas shall be included in Project Costs unless excluded under Section 4.2 or unless any particular cost incurred can be charged to a specific tenant of the Project. Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain any use or occupancy, except as authorized by Landlord's rules and regulations. Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant's operations. Nothing in this Lease shall be deemed to impose liability upon Landlord for any damage to or loss of the property of, or for any injury to, Tenant, its invitees or employees. Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reason deemed sufficient by Landlord, without liability to Landlord. Tenant shall not be required to comply with any rules and regulations for the Project other than those attached to this Lease unless such rules and regulations are commercially reasonable and nondiscriminatory in content and application. Landlord's exclusive control, operation, maintenance and repair of the Common Area shall be subject to Tenant's parking rights contained in Section 6.4 below and to all other limitations contained in this Lease. Landlord agrees that any temporary closure of any portion of the Common Areas shall not unreasonably interfere with Tenant's intended use of the Premises, nor its reasonable access to or parking for the Premises.

     SECTION 6.4.    PARKING.

          (a) Tenant shall be entitled to the number of vehicle parking spaces set forth in Item 14 of the Basic Lease Provisions, which spaces shall be located on those portions of the Common Areas designated by Landlord for parking, and said parking spaces shall be provided at no charge to Tenant during the Lease Term. Tenant shall not use more parking spaces than such number. In the event the Premises is expanded at any time during the Term, the number of spaces shall be increased by the number included in the Economic Terms for such space. Landlord shall allow Tenant to select and mark the spaces designated on Exhibit A-1 as "Visitor Only" and the additional spaces as designated on Exhibit A-1 may be marked as "Broadcom Reserved" for exclusive use by Tenant's employees and customers, provided Landlord shall have obligation to monitor the use of such stalls but such stalls shall be considered as part of the total number of stalls to which Tenant is entitled. All vehicle parking spaces shall be used only for parking by vehicles no larger than full size passenger automobiles, vans, mini-vans or pickup trucks. Tenant shall not knowingly permit or allow any vehicles that belong to or are controlled by Tenant or Tenant's employees, suppliers, shippers, customers or invitees to be loaded, unloaded, parked or stored in areas other than those designated by Landlord for shipping and receiving activities as shown on Exhibit A-1 ("Trucking Areas"). If Tenant permits or allows any of the prohibited activities described above, then Landlord shall have the right, without notice, in addition to such other rights and remedies that Landlord may have, to remove or tow away the vehicle involved and charge the costs to Tenant; provided Landlord agrees not to cause or permit the towing of any vehicle from parking within the Common Area without first attempting to contact Tenant to identify the Owner of the vehicle in question. Parking within the Common Areas shall be limited to striped parking stalls, and no parking shall be permitted in any driveways, access ways or in any area which would prohibit or impede the free flow of traffic within the Common Areas. There shall be no extended overnight parking of any vehicles of any kind unless otherwise authorized by Landlord (periodic, temporary overnight parking of employee vehicles for up to seventy-two (72) hours and vehicles used in the ordinary course of Tenant's business at the Premises shall be permitted), and vehicles which have been abandoned or parked in violation of the terms hereof may be towed away at the owner's expense. Nothing contained in this Lease shall be deemed to create liability upon Landlord for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, unless ultimately determined to be caused by the sole active negligence or willful misconduct of Landlord. Landlord shall have the right to establish, and from time to time amend, and to enforce against all users all reasonable rules and regulations (including the designation of areas for employee parking) that Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. Landlord shall have the right to construct, maintain and operate lighting facilities within the parking areas; to change the area, level, location and arrangement of the parking areas and improvements therein; to restrict parking by tenants, their officers, agents and employees to employee parking areas and to do and perform such other acts in and to the parking areas and improvements therein as, in the use of good business judgment, Landlord shall determine to be advisable. Any person using the parking area shall observe all directional signs and arrows and any posted speed limits. In no event shall Tenant interfere with the use and enjoyment of the parking area by other tenants of the Building or their employees or invitees. Parking areas shall be used only for parking passenger vehicles. Servicing of vehicles, or the parking or storage of shipping and receiving vehicles in any area other than in the Trucking Areas designated on Exhibit A-1 or in the Trucking Area for periods in excess of seventy-two hours (72), is prohibited unless otherwise authorized by Landlord. Periodic washing and detailing of automobiles shall be permitted, subject to the Landlord's reasonable conditions as to time and place and as to the operator itself, and provided further that Landlord shall have the right, from time to time, to designate an exclusive operator for such services for the Project. Tenant shall be liable for any damage to the parking areas caused by Tenant or Tenant's employees, suppliers, shippers, customers or invitees, including without limitation damage from excess oil leakage. Tenant shall have no right to install any fixtures, equipment or personal property in the parking areas. Landlord agrees to enforce all parking rights and restrictions and rules and regulations for the Project on an equal and non-discriminatory basis. Tenant shall have no liability for non-compliance with the provisions of the Lease regarding parking other than with respect to Tenant's officers, directors and employees or persons under the control of Tenant, except for Landlord's towing rights herein provided.

          (b) Provided Tenant continues to be the Dominant Tenant in Building A and the Dominant Tenant in either Building B or C, Tenant shall have the right to use that portion of the parking area so designated on Exhibit A-1 for recreational purposes as a basketball court (the "Recreational Area") for the sole and exclusive use of its employees and invitees. In the event Tenant elects to use that portion of the parking area as a basketball court, those stalls shall be considered part of the total number of stalls to which Tenant is entitled. Landlord shall have no obligation to improve or maintain the Recreational Area in any manner other than as a parking facility and, notwithstanding any provision of this Lease to the contrary, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, and its agents and any and all affiliates of Landlord, including without limitation any corporations or other entities controlling, controlled by, controlled under or controlled with Landlord from and against any and all claims, liabilities, costs or expenses arising from the use by any person of the Recreational Area. Any recreational equipment of any kind placed on or installed into the Recreational Area shall be considered an alteration under Section 7.3 of this Lease, must comply in all respects with all applicable laws, rules and regulations, shall be installed to Tenant's sole cost and expense and shall be removed by Tenant at its sole cost and expense at such time as Tenant and/or its subtenant ceases to be the Dominant Tenant of Building A and the Dominant Tenant of either Building B or C or upon the expiration or earlier termination of this Lease. Tenant shall repair any damage to the Common Area and the Recreational Area arising from such removal.

     SECTION 6.5. CHANGES AND ADDITIONS BY LANDLORD. Landlord reserves the right to make alterations or additions to the Building or the Project, or to the attendant fixtures, equipment and Common Areas. Landlord may at any time relocate or remove any of the various buildings, parking areas, and other Common Areas, and may add buildings and areas to the Project from time to time. No change shall entitle Tenant to any abatement of rent or other claim against Landlord. In no event, however, shall Landlord (i) impair visibility of Tenant's Exterior Signage; (ii) materially impair access to and from the Premises from the parking areas; (iii) reduce the number or size of Tenant's parking spaces granted under this Lease, or (iv) otherwise materially interfere with Tenant's access to and use of the Premises, the parking areas and the Common Areas adjacent to the Building in any material manner without Tenant's prior written consent, which shall not be unreasonably withheld.

     SECTION 6.6. OUTDOOR COURTYARD AREA. With at least five (5) days prior written notice to Landlord, Tenant shall have the right to use certain adjacent courtyard area of the Common Areas as shown on Exhibit A-1 for Tenant's social and/or business functions with no additional rent for such use payable by Tenant, on the following terms and conditions: (i) Tenant may conduct up to twelve (12) such functions within any calendar year; (ii) such functions shall be limited to a reasonable number of people consistent with applicable fire, health and safety laws; (iii) Tenant shall execute Landlord's standard form entry permit (in form reasonably acceptable to Tenant) prior to any such function, (iv) the insurance, indemnity and nonliability obligations and provisions contained in Sections 10.1, 10.3(a) and 10.4 of this Lease, respectively (including Tenant's obligations to carry liquor law liability insurance if alcoholic beverages are served or consumed during such functions), shall apply to and govern any claims, liabilities, costs or expenses arising from any such function, (v) no such proposed functions shall, in Landlord's reasonable determination, unreasonably disrupt other tenants of the Project, or the operation or maintenance of the Common Areas, and (vi) Tenant shall pay any and all Landlord's reasonable costs of preparation for, supervision of and/or clean-up in connection with, such functions.


                      ARTICLE VII. MAINTAINING THE PREMISES


     SECTION 7.1. TENANT'S MAINTENANCE AND REPAIR. Tenant at its sole expense shall make all repairs necessary to keep the Premises in the condition as existed on the Commencement Date (or on any later date that the improvements may have been installed), excepting ordinary wear and tear, including without limitation all glass, the interior surfaces of all windows, all doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment; provided, however, Tenant shall have no obligation to repair, maintain or replace the roof, foundations, footings, structural systems, exterior glass, sky lights, sky light seals, window seals and vents, electrical, plumbing, sewer and other utility lines outside the Premises, landscaping, walkways, fencing, parking areas, exterior lighting or exterior surfaces of exterior walls of the Building, and washing of exterior windows, all of which obligations shall be the sole responsibility of Landlord as provided in and subject to the terms of Section 7.2 below. Any damage or deterioration of the Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. As part of its maintenance obligations hereunder, Tenant shall, at Landlord's request, provide Landlord with copies of all maintenance schedules, reports and notices prepared by, for or on behalf of Tenant. Landlord shall obtain on Tenant's behalf and as an Operating Expense but subject to the provisions of Section 4.4 hereof, a contract with a licensed contractor (the "HVAC Contractor") to provide for regular inspection, servicing, maintenance and repair of the HVAC systems servicing the Premises. Landlord shall select the HVAC Contractor with input from Tenant and if the HVAC Contractor fails to maintain the HVAC system servicing the Premises in the manner described in Section 7.2 hereof, Tenant may propose an alternate HVAC Contractor to provide such services upon expiration or sooner termination of the existing HVAC service contract. Landlord shall not be obligated to use the alternate HVAC Contractor proposed by Tenant but shall use its reasonable business judgment with Tenant's input to retain an HVAC Contractor which provides the services required consistent with the operation of a Class A building and in accordance with this Lease. All repairs shall be at least equal in quality to the original work, shall be made only by a licensed contractor approved in writing in advance by Landlord and shall be made only at the time or times approved by Landlord. Any contractor utilized by Tenant shall be subject to Landlord's standard requirements for contractors, as modified from time to time. Landlord may impose reasonable restrictions and requirements with respect to repairs, as provided in Section 7.3, and the provisions of Section 7.4 shall apply to all repairs. If Tenant fails to properly maintain or repair any portion of the Premises as required under this Section 7.1 following written notice to Tenant and a reasonable opportunity to cure, Landlord may elect to make any such repair on behalf of Tenant and at Tenant's expense, and Tenant shall promptly reimburse Landlord for all costs incurred upon submission of an invoice. Landlord agrees not to unreasonable withhold its approval of any preventive maintenance contracts or licensed contractors selected by Tenant with respect to Tenant's maintenance and repair obligations.

     SECTION 7.2. LANDLORD'S MAINTENANCE AND REPAIR. Subject to Section 7.1 and
Article XI, Landlord shall provide service, maintenance and repair with respect to any air conditioning, ventilating or heating equipment which serves the Premises, which shall be serviced, maintained and repaired in accordance with the manufacturer's specifications, and shall maintain in good repair in a manner consistent with the repair and maintenance of comparable Class A office buildings in the Irvine Spectrum area, the roof, foundations, and footings of the Building, the exterior surfaces of the exterior walls of the Building, all exterior glass, sky lights, sky light seals, window seals and vents of the Building, electrical, plumbing, sewer and other utility lines outside the Premises, landscaping, walkways, fencing, parking areas, exterior lighting and exterior surfaces of exterior walls of the Building, and washing of exterior windows, and the structural, electrical and mechanical systems of the Building and all Common Area improvements within the Project, except that, subject to the waiver of subrogation contained in Section 10.5 below, Tenant at its expense shall make all repairs within the Premises only which Landlord deems reasonably necessary as a result of the act or negligence of Tenant, its agents, employees, invitees, subtenants or contractors (i.e., to the extent such repairs are not or would not be covered by a standard policy of property insurance or the property insurance actually maintained by Landlord). Landlord shall have the right to employ or designate any reputable person or firm, including any employee or agent of Landlord or any of Landlord's affiliates or divisions, to perform any service, repair or maintenance function. Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section shall limit Landlord's right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease. Tenant understands that it shall not make repairs at Landlord's expense except as specifically set forth below. Tenant further understands that Landlord shall not be required to make any repairs to the roof, foundations, footings, structural, electrical or mechanical systems unless and until Tenant has notified Landlord in writing of the need for such repair and Landlord shall have a reasonable period of time thereafter to commence and complete said repair, if warranted. Subject to the terms of Sections 2.4 and 4.2, all reasonable costs of any maintenance and repairs on the part of Landlord provided hereunder shall be considered part of Project Costs. Tenant shall have no obligation to maintain contracts for landscaping and irrigation systems or for asphalt or parking lot maintenance. Except in emergency situations, where prior notice is not reasonably possible, Landlord agrees to provide Tenant with at least twenty-four (24) hours prior notice before commencing any repairs, improvements or alterations to the Building or the Project which are reasonably likely to materially impair Tenant's use or enjoyment of the Premises, Tenant's parking areas or access to the Project or the Premises.

          If Landlord shall fail to perform any repair obligations required under this Lease within thirty (30) days following Tenant's written request for such repairs, or if Landlord shall fail to perform any repairs required under this Lease of an emergency condition within forty-eight (48) hours' written notice from Tenant, then Tenant may elect to make such repairs at Landlord's expense by complying with the following provisions. Before making any such repair, Tenant shall deliver to Landlord a notice for the need for such repair ("Self-Help Notice"), which notice shall specifically advise Landlord that Tenant intends to exercise its self-help right hereunder. Should Landlord fail, within ten (10) days following receipt of the Self-Help Notice (or within twenty-four (24) hours following notice in the event of necessary emergency repairs), to commence the necessary repair or to make other arrangements reasonably satisfactory to Tenant, then Tenant shall have the right to make such repair on behalf of Landlord. Landlord shall reimburse Tenant for the reasonable costs of such repairs within thirty (30) days following receipt of Tenant's invoice for such costs, provided that in no event shall Tenant have the right to offset Basic Rent or any other charges payable by Tenant hereunder against such costs. It is understood that such reimbursement obligation shall be personal to Landlord, and in no event shall any lender or other deed of trust holder succeeding to Landlord be liable for payment of any such amount. In the event that the work could affect the Building's structural, mechanical, electrical, heating, ventilating, air conditioning, life safety or plumbing components or systems, then Tenant shall use only those contractors whose names are furnished by Landlord for such work. If those contractors are unwilling or unable to perform the work, or if Landlord fails to furnish the names of its contractors to Tenant prior to the commencement of the work by Tenant, Tenant shall retain the services of qualified, reputable and licensed, bonded contractors with like experience in similar building systems. Tenant shall be responsible for obtaining any necessary governmental permits before commencing the repair work. Tenant shall be liable for any damage, loss or injury resulting from said work to the extent of Tenant's or its agent's, employee's or contractor's negligence. Any disputes regarding these self-help provisions shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.8 of this Lease.

     SECTION 7.3. ALTERATIONS. Tenant shall make no alterations, additions or improvements to the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, but subject to the following provisions of this Section, Landlord's consent shall not be required for any alterations, additions or improvements to the Premises during the initial Term which cost less than the Alteration Cost Cap. Alteration Cost Cap means an amount equal to Seventy-Five Cents ($.75) per rentable square foot of Premises per lease year on a cumulative basis but subject to an aggregate maximum over the initial Term of Five Dollars Twenty-Five Cents ($5.25) per rentable square foot. Any such alterations are subject to all other provisions of this Section. For example, assuming Tenant continues to occupy all of Buildings A and B but made no alterations during the first year of the Term, Tenant could make alterations without Landlord's prior written consent during the second year of the Term in an amount up to $228,531.00 (152,354 feet x .75 x 2 years). Under this example, Tenant's ability to make further alterations during the remainder of the initial Term without Landlord's consent would be subject to an annual cap of $114,265.50 and an aggregate cap of $571,327.50. Notwithstanding anything to the contrary contained in the preceding sentences of this Section, without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion, in no event shall any alteration, addition or improvement: (i) affect the exterior of the Building or outside areas (or be visible from adjoining sites), or (ii) affect or penetrate any of the structural portions of the Building, including but not limited to the roof, or (iii) require any material change to the basic floor plan of the Premises, any change to any structural or mechanical systems of the Premises, or any governmental permit as a prerequisite to the construction thereof, or (iv) interfere in any manner with the proper functioning of or Landlord's access to any mechanical, electrical, plumbing or HVAC systems, facilities or equipment located in or serving the Building. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable, including but not limited to requirements as to the manner, time, and contractor mutually acceptable to Landlord and Tenant for performance of the work. Tenant shall obtain all required permits for the work and shall perform the work in compliance with all applicable laws, regulations and ordinances, all covenants, conditions and restrictions affecting the Project, and the Rules and Regulations (hereafter defined). Tenant understands and agrees that Landlord shall be entitled to a supervision fee in the amount of three percent (3%) of the cost of any work which is both in excess of the Alteration Cost Cap, and which requires a governmental permit. If any governmental entity requires, as a condition to any proposed alterations, additions or improvements to the Premises by Tenant, that improvements be made to the Common Areas, and if Landlord consents to such improvements to the Common Areas, then Tenant shall, at Tenant's sole expense, make such required improvements to the Common Areas in such manner, utilizing such materials, and with such contractors (including, if required by Landlord, Landlord's contractors) as Landlord may reasonably require. Under no circumstances shall Tenant make any improvement which incorporates any Hazardous Materials, including without limitation asbestos-containing construction materials into the Premises. Any request for Landlord's consent shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord. Unless Landlord otherwise agrees in writing, all alterations, additions or improvements affixed to the Premises (excluding moveable trade fixtures and furniture) shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any alterations, decorations, fixtures, additions, improvements and the like installed either by Tenant or by Landlord at Tenant's request and to repair any damage to the Premises arising from that removal. Except as otherwise provided in this Lease or in any exhibit to this Lease, should Landlord make any alteration or improvement to the Premises for Tenant, Landlord shall be entitled to prompt reimbursement from Tenant for all costs incurred.

          Landlord shall have the right to require Tenant to remove (i) any of the components of the initial Tenant Improvements to the Premises but only if Landlord notifies Tenant that such removal will be required at the time of Landlord's approval of the Preliminary Plan, and (ii) any subsequent alterations, additions or improvements whether or not Landlord's consent was required unless Landlord's written consent was obtained and unless at the time of providing its consent Landlord notified Tenant in writing that Tenant would not have to remove such items upon the expiration of the Lease Term. Landlord and Tenant agree that Tenant shall have the right, upon expiration or termination of this Lease, to remove any and all phone systems, furniture, fixtures and other personal property which are not permanently affixed to the Premises or which may be removed without significant change to the Premises (including floor coverings, draperies, and/or removable shelves) that are installed in the Premises at Tenant's sole expense; provided, however, that Tenant shall, at its sole cost, repair any damage caused by such removal, reasonable wear and tear excepted.

     SECTION 7.4. MECHANIC'S LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant. Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 3143 or any successor statute. In the event that Tenant shall not, within thirty (30) days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it reasonably deems proper, including payment of or defense against the claim giving rise to the lien. All reasonable and actual expenses so incurred by Landlord, including Landlord's reasonable attorneys' fees, and any foreseeable consequential or other damages incurred by Landlord proximately caused by such lien, shall be reimbursed by Tenant promptly following Landlord's demand, together with interest from the date of payment by Landlord at the Interest Rate provided for in Section 14.3(a) below until paid. Tenant shall give Landlord no less than twenty (20) days' prior notice in writing before commencing construction of any kind on the Premises so that Landlord may post and maintain notices of nonresponsibility on the Premises.

     SECTION 7.5. ENTRY AND INSPECTION. Landlord shall, at all reasonable times upon at least twenty-four (24) hours advance written notice given in accordance with the provisions of Article XVI of this Lease or oral notice to Tenant's office manager or managing partner (except in emergencies, when no notice shall be required), and provided that for security and confidentiality purposes, Landlord's representatives are accompanied by a representative of Tenant at all times (except in cases of emergency), have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to protect the interests of Landlord in the Premises, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the last one hundred and eighty (180) days of the Term or when a Tenant default exists [which is not cured within the expiration of the applicable cure period], to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease. Landlord shall have the right to use any and all reasonable means which Landlord may deem proper under the circumstances to open the doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by such means shall not under any circumstances be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction of Tenant from the Premises.


            ARTICLE VIII. TAXES AND ASSESSMENTS ON TENANT'S PROPERTY


          Tenant shall be liable for and shall pay before delinquency, all taxes and assessments levied against all personal property of Tenant located in the Premises, and against any alterations, additions or like improvements made to the Premises by or on behalf of Tenant. When possible Tenant shall cause its personal property, Above Standard Improvements and alterations to be assessed and billed separately from the real property of which the Premises form a part. If any taxes on Tenant's personal property, and/or alterations are levied against Landlord or Landlord's property and if Landlord pays the same, or if the assessed value of Landlord's property is increased by the inclusion of a value placed upon the personal property, and/or alterations of Tenant and if Landlord pays the taxes based upon the increased assessment, Tenant shall pay to Landlord the taxes so levied against Landlord or the proportion of the taxes resulting from the increase in the assessment.


                      ARTICLE IX. ASSIGNMENT AND SUBLETTING


     SECTION 9.1.    RIGHTS OF PARTIES.

          (a) Tenant will not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant's interest in this lease, or permit the Premises to be occupied by anyone other than Tenant, without Landlord's prior written consent, which consent shall not be unreasonably withheld or conditioned in accordance with the provisions of
Section 9.1(b) and shall be delivered to Tenant within fifteen (15) business days following Tenant's request. No assignment (whether voluntary, involuntary or by operation of law) and no subletting shall be valid or effective without Landlord's prior written consent and, at Landlord's election, any such assignment or subletting or attempted assignment or subletting shall constitute a material default of this Lease. Without limiting the foregoing, Landlord agrees that the use and occupancy of any portion of the Premises by any person performing office support services (such as mail room, copy center, shipping or travel services) or other services incidental to Tenant's permitted use on an outsource basis shall not constitute a sublease or other prohibited transfer of the Premises provided Tenant continues to occupy the remainder of the Premises. Landlord shall not be deemed to have given its consent to any assignment or subletting by any other course of action, including its acceptance of any name for listing in the Building directory. To the extent not prohibited by provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. (the "Bankruptcy Code"), including Section 365(f)(1), Tenant on behalf of itself and its creditors, administrators and assigns waives the applicability of Section 365(e) of the Bankruptcy Code unless the proposed assignee of the Trustee for the estate of the bankrupt meets Landlord's standard for consent as set forth in
Section 9.1(b) of this Lease. If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations to be delivered in connection with the assignment shall be delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any person or entity to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed to have assumed all of the obligations arising under this Lease on and after the date of the assignment, and shall upon demand execute and deliver to Landlord an instrument confirming that assumption.

          (b) If Tenant desires to transfer an interest in this Lease, it shall first notify Landlord of its desire and shall submit in writing to Landlord: (i) the name and address of the proposed transferee; (ii) the nature of any proposed subtenant's or assignee's business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease or assignment, including a copy of the proposed assignment or sublease form; (iv) evidence of insurance of the proposed assignee or subtenant complying with the requirements of EXHIBIT D hereto; (v) a completed Environmental Questionnaire from the proposed assignee or subtenant; and (vi) any other information reasonably requested by Landlord and reasonably related to the transfer. Except as provided in Subsection (c) of this Section, Landlord shall not unreasonably withhold its consent, provided:
(1) the use of the Premises will be consistent with the provisions of this Lease and with Landlord's written contractual commitments to other tenants of the Building and Project; (2) at Landlord's election, insurance requirements relating to such transferee's occupancy shall be brought into conformity with Landlord's then current leasing practice; (3) any proposed subtenant or assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may request concerning the proposed subtenant or assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within ninety (90) days of the request for Landlord's consent, statements of income or profit and loss of the proposed subtenant or assignee for the two-year period preceding the request for Landlord's consent; (4) any proposed subtenant or assignee demonstrates to Landlord's reasonable satisfaction a record of successful experience in business; (5) the proposed assignee or subtenant is not an existing tenant of the Building or Project or a prospect with whom Landlord is actively negotiating in writing to become a tenant at the Building or Project and Landlord has available for lease within the Project space which is comparable in size to that being offered by Tenant; and (6) the proposed transfer will not impose additional burdens or adverse tax effects on Landlord.

               If Landlord consents to the proposed transfer, Tenant may within ninety (90) days after the date of the consent effect the transfer upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord's consent as set forth in this Section. Landlord shall approve or disapprove any requested transfer within fifteen (15) business days following receipt of Tenant's written request, the information set forth above, and the fee set forth below.

          (c) In lieu of consenting to a proposed assignment or subletting of thirty-seven percent (37%) or more of the rentable area of the Premises in the aggregate taking into consideration prior subleases for the duration of the then remaining Term, Landlord may elect to recapture the portion of the Premises subject to the proposed subletting, and lease such recaptured Premises directly to the proposed assignee or sublessee or to any third party, as provided in this paragraph. In the event Tenant proposes to sublease any space in the Building, such space proposed for sublease must be separately leaseable and tenantable, as reasonably determined by Landlord. Tenant shall provide Landlord with notice of its proposal to sublease (which notice shall include all material terms of the proposed sublease, including rental rate, tenant improvements, base year, etc.). Landlord shall have fifteen (15) business days within which to notify Tenant of its intent to recapture the portion of the Premises designated for subletting. If Landlord declines to exercise its right to recapture, Tenant shall have one hundred eighty (180) days from the time Landlord notifies Tenant of its decision not to recapture the space, to sublease said space to any party at terms (inclusive of rental rate, tenant improvements, base year, etc.) not materially different than those proposed to Landlord and, if Tenant is unsuccessful, Tenant shall repeat the procedures set forth in this paragraph. In the event of any such recapture by Landlord, this Lease shall terminate as to the recaptured space and the rent payable under this Lease shall be proportionately reduced, and Landlord shall be responsible for any brokerage commissions and other leasing costs relating to such re-leasing of the recaptured space.

          (d) Tenant agrees that fifty percent (50%) of any amounts paid by an assignee or subtenant, however described, in excess of (i) the Basic Rent payable by Tenant hereunder, or in the case of a sublease of a portion of the Premises, in excess of the Basic Rent reasonably allocated to such portion, plus
(ii) Tenant's direct out-of-pocket costs such as tenant improvements, moving costs or brokerage commissions which Tenant certifies to Landlord have been paid to provide occupancy related services to such assignee or subtenant of a nature commonly provided by landlords of similar space, shall be the property of Landlord and such amounts shall be payable directly to Landlord by the assignee or subtenant or, at Landlord's option, by Tenant. At Landlord's request, a written agreement shall be entered into by and among Tenant, Landlord and the proposed assignee or subtenant confirming the requirements of this subsection.

          (e) Tenant shall pay to Landlord a fee of Five Hundred Dollars ($500.00) if and when any transfer hereunder is requested by Tenant, except for any transfer to a "Tenant Affiliate" (as hereinafter defined). Such fee is hereby acknowledged as a reasonable amount to reimburse Landlord for all of its costs of review and evaluation of a proposed assignee/sublessee, and Landlord shall not be obligated to commence such review and evaluation unless and until such fee is paid.

          (f) Landlord agrees to execute and deliver to Tenant, within fifteen
(15) days following Tenant's request, a consent to lien waiver, including lease estoppel language as may be requested by Tenant's lender (all in a form reasonably acceptable to Tenant's lender and Landlord).

     SECTION 9.2. EFFECT OF TRANSFER. No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay rent and to perform all its other obligations under this Lease. Moreover, Tenant shall indemnify and hold Landlord harmless, as provided in Section 10.3, for any act or omission by an assignee or subtenant. Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant's obligations, under this Lease. No transfer shall be binding on Landlord unless any document memorializing the transfer is delivered to Landlord and both the assignee/subtenant and Tenant deliver to Landlord an executed consent to transfer instrument prepared by Landlord and consistent with the requirements of this Article. The acceptance by Landlord of any payment due under this Lease from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any transfer. Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

     SECTION 9.3. SUBLEASE REQUIREMENTS. The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in each sublease:

          (a) Each and every provision contained in this Lease (other than with respect to the payment of rent hereunder) is incorporated by reference into and made a part of such sublease, with "Landlord" hereunder meaning the sublandlord therein and "Tenant" hereunder meaning the subtenant therein.

          (b) Tenant hereby irrevocably assigns to Landlord all of Tenant's interest in all rentals and income arising from any sublease of the Premises, and Landlord may collect such rent and income and apply same toward Tenant's obligations under this Lease; provided, however, that until a default occurs in the performance of Tenant's obligations under this Lease, Tenant shall have the right to receive and collect the sublease rentals. Landlord shall not, by reason


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

of this assignment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant's obligations under the sublease. Tenant hereby irrevocably authorizes and directs any subtenant, upon receipt of a written notice from Landlord stating that an uncured default exists in the performance of Tenant's obligations under this Lease, to pay to Landlord all sums then and thereafter due under the sublease. Tenant agrees that the subtenant may rely on that notice without any duty of further inquiry and notwithstanding any notice or claim by Tenant to the contrary. Tenant shall have no right or claim against the subtenant or Landlord for any rentals so paid to Landlord.

          (c) Except as permitted under Section 9.4 below, in the event of the termination of this Lease, Landlord may, at its sole option, take over Tenant's entire interest in any sublease and, upon notice from Landlord, the subtenant shall attorn to Landlord. In no event, however, shall Landlord be liable for any previous act or omission by Tenant under the sublease or for the return of any advance rental payments or deposits under the sublease that have not been actually delivered to Landlord, nor shall Landlord be bound by any sublease modification executed without Landlord's consent or for any advance rental payment by the subtenant in excess of one month's rent. The general provisions of this Lease, including without limitation those pertaining to insurance and indemnification, shall be deemed incorporated by reference into the sublease despite the termination of this Lease.

     SECTION 9.4. CERTAIN TRANSFERS. Notwithstanding anything to the contrary contained in this Article IX, Landlord's consent shall not be required for the assignment of this Lease to any parent or wholly owned subsidiary of Tenant or as a result of a merger by Tenant with or into another entity controlling, under common control with, or controlled by Tenant, so long as (i) the net worth of the successor entity after such assignment is at least equal to the greater of the net worth of Tenant as of the execution of this Lease by Landlord or the net worth of Tenant immediately prior to the date of such assignment, evidence of which, satisfactory to Landlord, shall be presented to Landlord prior to such assignment, (ii) Tenant shall provide to Landlord, prior to such assignment or merger, written notice of such transactions and such documentation and other information as Landlord may request in connection therewith, and (iii) the terms of Section 9.2 shall be applicable to any such assignment. Each of the successor entities described in the foregoing is herein referred to as a "Tenant Affiliate".


                       ARTICLE X. INSURANCE AND INDEMNITY


     SECTION 10.1. TENANT'S INSURANCE. Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in EXHIBIT D. Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

     SECTION 10.2. LANDLORD'S INSURANCE. Landlord shall provide the following types of insurance, in amounts and coverages as may be determined by Landlord in its reasonable discretion provided such amounts, coverages and deductibles are reasonable and comparable to coverages maintained on comparable properties in the area: "all risk" property insurance, subject to standard exclusions covering the Building and the Project, and commercial general liability coverage. Further, Landlord may, in its sole and absolute discretion, obtain coverage for such other risks as Landlord or its mortgagees may from time to time deem appropriate, including without limitation, coverage for leasehold improvements and/or earthquake (provided, however, that the cost of earthquake insurance shall not be included as an Operating Expense unless Landlord elects or is required to carry such coverage on the entire Project). Landlord shall not be required to carry insurance of any kind on Tenant's property, including leasehold improvements, trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property, and shall not be obligated to repair or replace that property should damage occur. All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs. At Landlord's option, Landlord may self-insure all or any portion of the risks for which Landlord is required or elects to provide insurance hereunder; provided, however, that in the event that Landlord transfers its fee interest in the Project including the Premises (other than to an entity affiliated with, controlled, controlling or under common control with Landlord, or in which Landlord retains an interest), such transferee shall demonstrate a financial net worth of at least Fifty Million Dollars ($50,000,000.00) or cash reserves of Ten Million Dollars ($10,000,000.00), and in the absence of such financial net worth or cash reserves, such transferee shall instead maintain insurance coverage as required by this Section 10.2 from third-party insurance carrier(s).

     SECTION 10.3.   JOINT INDEMNITY.

          (a) To the fullest extent permitted by law, but subject to the express limitations on liability contained in Section 10.5 of this Lease, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, its agents, and any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant's use or occupancy of the Premises, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees in or about the Premises, or from any negligence or willful misconduct of Tenant or its agents, employees, visitors, patrons, guests, invitees or licensees. In cases of alleged negligence asserted by third parties against Landlord which arise out of, are occasioned by, or in any way attributable to Tenant's, its agents, employees, contractors, licensees or invitees use and occupancy of the Premises, or from the conduct of its business or from any activity, work or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees on Tenant's part to be performed under this Lease, or from any negligence or willful misconduct of Tenant, its agents, employees, licensees or invitees, Tenant shall accept any tender of defense for Landlord and shall, notwithstanding any allegation of negligence or willful misconduct on the part of the Landlord, defend Landlord and protect and hold Landlord harmless and pay all costs, expenses and attorneys' fees incurred in connection with such litigation, provided that Tenant shall not be liable for any such injury or damage, and Landlord shall reimburse Tenant for the reasonable attorney's fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord. Upon Landlord's request, Tenant shall at Tenant's sole cost and expense, retain a separate attorney reasonably selected by Landlord to represent Landlord in any such suit if Landlord reasonably determines that the representation of both Tenant and Landlord by the same attorney would cause a conflict of interest; provided, however, that to the extent and in the proportion that the injury or damage which is the subject of the suit is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Landlord) to be attributable to the negligence or willful misconduct of Landlord, Landlord shall reimburse Tenant for the reasonable legal fees and costs of the separate attorney retained by Tenant. The provisions of this Subsection 10.3(a) shall expressly survive the expiration or sooner termination of this Lease.

          (b) To the fullest extent permitted by law, but subject to the express limitations on liability contained in this Lease (including, without limitation, the provisions of Sections 10.4, 10.5 and 14.8 of this Lease), Landlord shall defend, indemnify, protect, save and hold harmless Tenant, its agents and any and all affiliates of Tenant, including, without limitation, any corporations, or other entities controlling, controlled by or under common control with Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from the operation, maintenance or repair of the Common Areas, the Project and/or the Building by Landlord or its employees or authorized agents. In cases of alleged negligence asserted by third parties against Tenant which arise out of, are occasioned by, or in any way attributable to the maintenance or repair of the Common Areas, the Project or the Building by Landlord or its authorized agents or employees, Landlord shall accept any tender of defense for Tenant and shall, notwithstanding any allegation of negligence or willful misconduct on the part of Tenant, defend Tenant and protect and hold Tenant harmless and pay all cost, expense and attorneys' fees incurred in connection with such litigation, provided that Landlord shall not be liable for any such injury or damage, and Tenant shall reimburse Landlord for the reasonable attorney's fees and costs for the attorney representing both parties, all to the extent and in the proportion that such injury or damage is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Tenant) to be attributable to the negligence or willful misconduct of Tenant. Upon Tenant's request, Landlord shall at Landlord's sole cost and expense, retain a separate attorney reasonably selected by Tenant to represent Tenant in any such suit if Tenant reasonably determines that the representation of both Tenant and Landlord by the same attorney would cause conflict of interest; provided, however, that to the extent and the proportion that the injury or damage which is the subject of the suit is ultimately determined by a court of competent jurisdiction (or in connection with any negotiated settlement agreed to by Tenant) to be attributable to the negligence or willful misconduct or Tenant, Tenant shall reimburse Landlord for the reasonable legal fees and costs of the separate attorney retained by Landlord. The provisions of this Subsection 10.3(b) shall expressly survive the expiration or sooner termination of this Lease.

     SECTION 10.4. LANDLORD'S NONLIABILITY. Subject to the express indemnity obligations contained in Section 10.3(b) of this Lease, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord for loss of or damage to any property or personal injury, or any other loss, cost, damage, injury or liability whatsoever resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building. Notwithstanding any provision of this Lease to the contrary, including, without limitation, the provisions of
Section 10.3(b) of this Lease, Landlord shall in no event be liable to Tenant, its employees, agents, and invitees, and Tenant hereby waives all claims against Landlord, for loss or interruption of Tenant's business or income (including, without limitation, any consequential damages and lost profit or opportunity costs), or any other loss, cost, damage, injury or liability resulting from, but not limited to, Acts of God (except with respect to restoration obligations pursuant to Article XI below), acts of civil disobedience or insurrection, acts or omissions (criminal or otherwise) of any third parties (other than Landlord's employees or authorized agents), including without limitation, any other tenants within the Project or their agents, employees, contractors, guests or invitees. It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Except as provided in Sections 6.1,
11.1 and 12.1 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business (including without limitation consequential damages and lost profit or opportunity costs) arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant's business in the Premises. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.

     SECTION 10.5. WAIVER OF SUBROGATION. Landlord and Tenant each hereby waives all rights of recovery against the other and the other's agents on account of loss and damage occasioned to the property of such waiving party to the extent only that such loss or damage would be covered under any "all risk" property insurance policies required by this Article X; provided however, that (i) the foregoing waiver shall not apply to the extent of

Tenant's obligations to pay deductibles under any such policies and this Lease, and (ii) if any loss is due to the negligent act, omission or willful misconduct of Tenant or its agents, employees, contractors, guests or invitees, Tenant's liability insurance shall be primary and shall cover all losses and damages prior to any other insurance hereunder. By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any "all-risk" property insurance policies required by this Article, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors, guests or invitees. The provisions of this Section shall not limit the indemnification provisions elsewhere contained in this Lease.


                        ARTICLE XI. DAMAGE OR DESTRUCTION


     SECTION 11.1.   RESTORATION.

          (a) If the Building of which the Premises are a part is damaged, Landlord shall diligently repair that damage as soon as reasonably possible, at its expense, unless: (i) Landlord reasonably determines that the cost of repair is not covered by Landlord's fire and extended coverage insurance then in place (or if Landlord is self-insuring, would not be covered by a standard policy of "all risk" fire insurance), plus such additional amounts Tenant elects, at its option, to contribute, excluding however the deductible (for which Tenant shall be responsible for Tenant's Share); (ii) Landlord reasonably determines that the Premises cannot, with reasonable diligence, be fully repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, including without limitation Hazardous Materials, earthquake faults, and other similar dangers) within two hundred seventy (270) days after the date of the damage; (iii) the damage occurs during the final twelve (12) months of the Term. Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in writing within thirty (30) days after the damage occurs and this Lease shall terminate as of the date of that notice.

          (b) Unless Landlord elects to terminate this Lease in accordance with subsection (a) above, this Lease shall continue in effect for the remainder of the Term and Landlord shall promptly notify Tenant in writing of Landlord's election to restore the Premises and of the time Landlord estimates to complete such restoration; provided that so long as Tenant is not in default under this Lease following the expiration of the applicable cure period, if the damage is so extensive that Landlord reasonably determines that the Premises cannot, with reasonable diligence, be repaired by Landlord (or cannot be safely repaired because of the presence of hazardous factors, earthquake faults, and other similar dangers) so as to allow Tenant's substantial use and enjoyment of the Premises within two hundred seventy (270) days after the date of damage, then Tenant may elect to terminate this Lease by written notice to Landlord within the thirty (30) day period stated in subsection (a).

          (c) Commencing on the date of any damage to the Building, and ending on the sooner of the date the damage is repaired or the date this Lease is terminated, the rental to be paid under this Lease shall be abated in the same proportion that the floor area of the Premises that is rendered unusable by the damage from time to time bears to the total floor area of the Premises, and if as a result of any partial damage, Tenant reasonably determines that it cannot conduct its business in the remaining portions of the Premises, the rent for the entire Premises shall be abated. Any such abatement shall be conditioned upon Tenant's then carrying the required business interruption insurance as described in EXHIBIT D.

          (d) Notwithstanding the provisions of subsections (a), (b) and (c) of this Section, and subject to the provisions of Section 10.5 above, the cost of any repairs shall be borne by Tenant, and Tenant shall not be entitled to rental abatement or termination rights, if the damage is due to the fault or neglect of Tenant or its employees, subtenants, invitees or representatives, but only to the extent such damage is not covered by a standard policy of "all risk" insurance (whether or not Landlord is self-insuring). In addition, the provisions of this Section shall not be deemed to require Landlord to repair any improvements or fixtures that Tenant is obligated to repair or insure pursuant to any other provision of this Lease.

          (e) Tenant shall fully cooperate with Landlord in removing Tenant's personal property and any nonstructural debris from the Premises to facilitate all inspections of the Premises and the making of any repairs. Notwithstanding anything to the contrary contained in this Lease, if Landlord in good faith believes there is a risk of injury to persons or damage to property from entry into the Building or Premises following any damage or destruction thereto, Landlord may restrict entry into the Building or the Premises by Tenant, its employees, agents and contractors in a non-discriminatory manner, without being deemed to have violated Tenant's rights of quiet enjoyment to, or made an unlawful detainer of, or evicted Tenant from, the Premises. Upon request, Landlord shall consult with Tenant to determine if there are safe methods of entry into the Building or the Premises solely in order to allow Tenant to retrieve files, data in computers, and necessary inventory, subject however to all indemnities and waivers of liability from Tenant to Landlord contained in this Lease and any additional indemnities and waivers of liability which Landlord may require. If damage or destruction rendering the Premises unusable occurs during the final twelve (12) months of the Lease Term or the final twelve
(12) months of any extension period which cannot be repaired within sixty (60) days following such damage or destruction, Tenant shall have the option to terminate the Lease by providing Landlord written notification of Tenant's election to terminate within thirty (30) days after the damage occurs. For all purposes of this Section 11.1, damage to Tenant's parking areas and access to the Premises shall be deemed damage to the Building.

     SECTION 11.2. LEASE GOVERNS/JAMS. Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law. Any disputes regarding the obligations of the parties under this Article XI shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.8 of this Lease.


                           ARTICLE XII. EMINENT DOMAIN


     SECTION 12.1. TOTAL OR PARTIAL TAKING. If all or a material portion of the Premises which materially impairs Tenant's ability to conduct business from the Premises is taken by any lawful authority by exercise of the right of eminent domain, or sold to prevent a taking, either Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to the authority. In the event title to a portion of the Building or Project, other than the Premises, is taken or sold in lieu of taking, and if Landlord elects to restore the Building in such a way as to alter the Premises materially, either party may terminate this Lease, by written notice to the other party, effective on the date of vesting of title. In the event neither party has elected to terminate this Lease as provided above, then Landlord shall promptly, after receipt of a sufficient condemnation award, proceed to restore the Premises to substantially their condition prior to the taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant is deprived on account of the taking and restoration. In addition, Tenant's share of Operating Expenses and all other elements of this Lease which are a function of the square footage of the Premises shall be adjusted to reflect the taking. In the event of a taking, Landlord shall be entitled to the entire amount of the condemnation award without deduction for any estate or interest of Tenant; provided that nothing in this Section shall be deemed to give Landlord any interest in, or prevent Tenant from seeking any award against the taking authority for, the taking of personal property and fixtures belonging to Tenant or for relocation or business interruption expenses recoverable from the taking authority.

     SECTION 12.2. TEMPORARY TAKING. No temporary taking of the Premises shall terminate this Lease or give Tenant any right to abatement of rent, and any award specifically attributable to a temporary taking of the Premises shall belong entirely to Tenant. A temporary taking shall be deemed to be a taking of the use or occupancy of the Premises for a period of not to exceed ninety (90) days.

     SECTION 12.3. TAKING OF PARKING AREA. In the event there shall be a taking of the parking area such that Landlord can no longer provide sufficient parking to comply with this Lease, Landlord may substitute reasonably equivalent parking in a location reasonably close to the Building; provided that if Landlord fails to make that substitution within ninety (90) days following the taking and if the taking materially impairs Tenant's use and enjoyment of the Premises, Tenant may, at its option, terminate this Lease by written notice to Landlord. If this Lease is not so terminated by Tenant, there shall be no abatement of rent and this Lease shall continue in effect. Any dispute regarding the substitution of parking spaces under this Section 12.3 shall be submitted to and resolved by JAMS arbitration pursuant to Section 22.8 of this Lease.


          ARTICLE XIII. SUBORDINATION; ESTOPPEL CERTIFICATE; FINANCIALS


     SECTION 13.1. SUBORDINATION. At the option of Landlord, this Lease shall be either superior or subordinate to all ground or underlying leases, mortgages and deeds of trust, if any, which may hereafter affect the Building, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, that so long as Tenant is not in default under this Lease following the expiration of the applicable cure period, this Lease shall not be terminated or Tenant's quiet enjoyment of the Premises disturbed in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed of trust, to which Tenant has subordinated this Lease pursuant to this Section. Any such subordination instrument presented for Tenant's signature shall contain nondisturbance provisions for Tenant's benefit substantially in accordance with the provisions for Tenant's benefit set forth in this Section. In the event of a termination or foreclosure, Tenant shall become a tenant of and attorn to the successor-in-interest to Landlord upon the same terms and conditions as are contained in this Lease, and shall execute any instrument reasonably required by Landlord's successor for that purpose. Tenant shall also, upon written request of Landlord, execute and deliver all instruments as may be required from time to time to subordinate the rights of Tenant under this Lease to any ground or underlying lease or to the lien of any mortgage or deed of trust (provided that such instruments include the nondisturbance and attornment protections set forth above in form reasonably acceptable to Tenant), or, if requested by Landlord, to subordinate, in whole or in part, any ground or underlying lease or the lien of any mortgage or deed of trust to this Lease.

     SECTION 13.2.   ESTOPPEL CERTIFICATE.

          (a) Tenant shall, at any time upon not less than fifteen (15) days prior written notice from Landlord, execute, acknowledge and deliver to Landlord, in any form that Landlord may reasonably require, a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of the modification and certifying that this Lease, as modified, is in full force and effect) and the dates to which the rental, additional rent and other charges have been paid in advance, if any, and (ii) acknowledging that, to Tenant's knowledge, there are no uncured defaults on the part of Landlord, or specifying each default if any are claimed, and


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

(iii) setting forth all further information that Landlord may reasonably require. Tenant's statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Building or Project.

          (b) Notwithstanding any other rights and remedies of Landlord, Tenant's failure to deliver any estoppel statement within fifteen (15) days following written notice therefor shall be conclusive upon Tenant that (i) this Lease is in full force and effect, without modification except as may be represented by Landlord, (ii) there are no uncured defaults in Landlord's performance, and (iii) not more than one month's rental has been paid in advance.

     SECTION 13.3    FINANCIALS.

          (a) Tenant shall deliver to Landlord, prior to the execution of this Lease and thereafter at any time within fifteen (15) days following Landlord's request but not more than once in each calendar year, Tenant's current tax returns and financial statements, certified true, accurate and complete by the chief financial officer of Tenant, including a balance sheet and profit and loss statement for the most recent prior year (collectively, the "Statements"), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord agrees that it will keep the Statements confidential, except that Landlord shall have the right to deliver the same to any proposed purchaser of the Building or Project (provided that any such purchaser shall agree to keep said Statements confidential), and to any encumbrancer of all or any portion of the Building or Project (provided that Landlord shall request that any such encumbrancer keep said Statements confidential).

          (b) Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect Tenant's true financial condition as of the date of submission by any Statements to Landlord.


                       ARTICLE XIV. DEFAULTS AND REMEDIES


     SECTION 14.1. TENANT'S DEFAULTS. In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a default by Tenant:

          (a) The failure by Tenant to make any payment of rent or additional rent required to be made by Tenant, as and when due, where the failure continues for a period of ten (10) days after written notice from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. For purposes of these default and remedies provisions, the term "additional rent" shall be deemed to include all amounts of any type whatsoever other than Basic Rent to be paid by Tenant pursuant to the terms of this Lease.

          (b) Assignment, sublease, encumbrance or other transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord.

          (c) The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

          (d) The failure of Tenant to timely and fully provide any subordination agreement, estoppel certificate or financial statements in accordance with the requirements of Article XIII.

          (e) The failure or inability by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section, where the failure continues for a period of thirty (30) days after written notice from Landlord to Tenant or such shorter period as is specified in any other provision of this Lease; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 and 1161(a) as amended. However, if the nature of the failure is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences the cure within thirty (30) days, and thereafter diligently pursues the cure to completion.

          (f) (i) The making by Tenant of any general assignment for the benefit of creditors; (ii) the filing by or against Tenant of a petition to have Tenant adjudged a Chapter 7 debtor under the Bankruptcy Code or to have debts discharged or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, if possession is not restored to Tenant within sixty (60) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where the seizure is not discharged within sixty (60) days; or (v) Tenant's convening of a meeting of its creditors for the purpose of effecting a moratorium upon or composition of its debts. Landlord shall not be deemed to have knowledge of any event described in this subsection unless notification in writing is received by Landlord, nor shall there be any presumption attributable to Landlord of Tenant's insolvency. In the event that any provision of this subsection is contrary to applicable law, the provision shall be of no force or effect.

     SECTION 14.2.   LANDLORD'S REMEDIES.

          (a) In the event of any default by Tenant, or in the event of the abandonment of the Premises by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

               (i) Landlord may terminate Tenant's right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord. Such termination shall not affect any accrued obligations of Tenant under this Lease. Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property. Landlord shall also be entitled to recover from
Tenant:

                     (1) The worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination;

                     (2) The worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

                     (3) The worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

                     (4) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant's default, including, but not limited to, the cost of recovering possession of the Premises, refurbishment of the Premises to the condition required upon surrender under this Lease, marketing costs, commissions and other expenses of reletting, including necessary repair, the unamortized portion of any tenant improvements and brokerage commissions funded by Landlord in connection with this Lease, reasonable attorneys' fees, and any other reasonable costs (provided that the unamortized portion of any tenant improvements shall not be computed separately from the rent which includes such amounts); and

                     (5) At Landlord's election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law. The term "rent" as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease. Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the twenty-four (24) month period immediately prior to default, except that if it becomes necessary to compute such rental before the twenty-four (24) month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period. As used in subparagraphs (1) and (2) above, the "worth at the time of award" shall be computed by allowing interest at the rate of ten percent (10%) per annum. As used in subparagraph (3) above, the "worth at the time of award" shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

               (ii) Landlord may elect not to terminate Tenant's right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due. Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord's interests under this Lease, shall not constitute a termination of the Tenant's right to possession of the Premises. In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord's consent as are contained in this Lease.

          (b) The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.

          (c) No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any default by Tenant. The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord's knowledge of the preceding breach or default at the time of acceptance of rent, or (ii) a waiver of Landlord's right to exercise any remedy available to Landlord by virtue of the breach or default. The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant's estate shall not waive or cure a default under Section 14.1. No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord's right to recover the balance of the rent or pursue any other remedy available to it. No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord. No employee of Landlord or of Landlord's agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

     SECTION 14.3. LATE PAYMENTS. Any rent due under this Lease that is not received by Landlord within ten (10) days of the date when due shall bear interest at the rate of ten percent (10%) per annum not to exceed the maximum rate permitted by law (the "Interest Rate") from the date due until fully paid. The payment of interest shall not cure any default by Tenant under this Lease. In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises. Accordingly, if any rent due from Tenant shall not be received by Landlord or Landlord's designee within ten (10) days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge in a sum equal to the greater of five percent (5%) of the amount overdue or Two Hundred Fifty Dollars ($250.00) for each delinquent payment; provided that such late charge shall be waived for the initial late rent payment during each calendar year during the Term and any extension. Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant's default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies.

     SECTION 14.4. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under this Lease shall be performed at Tenant's sole cost and expense and without any abatement of rent or right of set-off. If Tenant fails to pay any sum of money, other than rent, or fails to perform any other act on its part to be performed under this Lease, and the failure continues beyond any applicable grace period set forth in Section 14.1, then in addition to any other available remedies, Landlord may, at its election make the payment or perform the other act on Tenant's part. Landlord's election to make the payment or perform the act on Tenant's part shall not give rise to any responsibility of Landlord to continue making the same or similar payments or performing the same or similar acts. Tenant shall, promptly upon demand by Landlord, reimburse Landlord for all sums paid by Landlord and all necessary incidental costs, together with interest at the maximum rate permitted by law from the date of the payment by Landlord. Landlord shall have the same rights and remedies if Tenant fails to pay those amounts as Landlord would have in the event of a default by Tenant in the payment of rent. Landlord shall provide Tenant with written notice and the appropriate cure period provided in the Lease before performing any act on behalf of Tenant and will provide Tenant with written request for any reimbursement payable under this Section 14.4.

     SECTION 14.5. DEFAULT BY LANDLORD. Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within thirty (30) days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the thirty (30) day period and thereafter diligently pursues the cure to completion. If Landlord shall default in the performance of any of its obligations under the Lease (after notice and an opportunity to cure as provided herein), Tenant shall have the right to pursue any and all remedies available to it as set forth in this Lease, at law, or in equity, subject to the express limitations on liability contained in this Lease.

     SECTION 14.6. EXPENSES AND LEGAL FEES. All sums reasonably incurred by Landlord in connection with any event of default by Tenant under this Lease or holding over of possession by Tenant after the expiration or earlier termination of this Lease, including without limitation all costs, expenses and actual accountants, appraisers, attorneys and other professional fees, and any collection agency or other collection charges, shall be due and payable by Tenant to Landlord on demand, and shall bear interest at the rate of ten percent (10%) per annum. Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys' fees, and all other costs. The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

     SECTION 14.7. WAIVER OF JURY TRIAL. LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

     SECTION 14.8. SATISFACTION OF JUDGMENT. The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers or shareholders of Landlord or its constituent partners. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord or out of consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title or interest in the Project and no action for any deficiency may be sought or obtained by Tenant.

     ARTICLE XV.  END OF TERM


     SECTION 15.1. HOLDING OVER. This Lease shall terminate without further notice upon the expiration of the Term, and any holding over by Tenant after the expiration shall not constitute a renewal or extension of this Lease, or give Tenant any rights under this Lease, except when in writing signed by both parties. If Tenant holds over for any period after the expiration (or earlier termination) of the Term without the prior written consent of Landlord, such possession shall constitute a tenancy at sufferance only; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the first (1st) day following the termination of this Lease. In either of such events, possession shall be subject to all of the terms of this Lease, except that the monthly Basic Rent shall be one hundred twenty percent (120%) of the Basic Rent for the month immediately preceding the date of termination for the initial two (2) months of holdover by Tenant and for the third (3rd) month and each month Tenant holds over thereafter, one hundred fifty percent (150%) of the Basic Rent for the month immediately preceding the date of termination. If Tenant fails to surrender the Premises upon the expiration of this Lease despite Landlord's written demand to do so (which demand shall include notice to Tenant of a succeeding tenant and the need for Tenant's immediate surrender), then Tenant shall be liable for Landlord's foreseeable consequential and other damages (including, without limitation, reasonable attorney's fees) proximately caused by such failure to surrender. Acceptance by Landlord of rent after the termination shall not constitute a consent to a holdover or result in a renewal of this Lease. The foregoing provisions of this Section are in addition to and do not affect Landlord's right of re-entry or any other rights of Landlord under this Lease or at law.

     SECTION 15.2. MERGER ON TERMINATION. The voluntary or other surrender of this Lease by Tenant, or a mutual termination of this Lease, shall terminate any or all existing subleases unless Landlord, at its option, elects in writing to treat the surrender or termination as an assignment to it of any or all subleases affecting the Premises.

     SECTION 15.3. SURRENDER OF PREMISES; REMOVAL OF PROPERTY. Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all personal property and debris, except for any items that Landlord may by written authorization allow to remain. Tenant shall repair all damage to the Premises resulting from such removal, which repair shall include the patching and filling of holes (other than holes resulting from the hanging of pictures or other items of decoration, which Tenant shall not be obligated to patch and fill) and repair of structural damage, provided that Landlord may instead elect to repair any structural damage at Tenant's expense. If Tenant shall fail to comply with the provisions of this Section following ten (10) days written notice to Tenant and failure to cure, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand. If Tenant fails to remove Tenant's personal property from the Premises upon the expiration of the Term, Landlord may remove, store, dispose of and/or retain such personal property, at Landlord's option, in accordance with then applicable laws, all at the expense of Tenant. If requested by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an instrument in writing releasing and quitclaiming to Landlord all right, title and interest of Tenant in the Premises.


                        ARTICLE XVI. PAYMENTS AND NOTICES


     All sums payable by Tenant to Landlord shall be paid, without deduction or offset (except as otherwise expressly provided in this Lease), in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing. Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within five (5) days after demand. All payments requiring proration shall be prorated on the basis of a thirty (30) day month and a three hundred sixty (360) day year. Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered in person or by courier or overnight delivery service to the other party, or may be deposited in the United States mail, duly registered or certified, postage prepaid, return receipt requested, and addressed to the other party at the address set forth in Item 12 of the Basic Lease Provisions. Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address. If any notice or other document is sent by mail, it shall be deemed served or delivered on the date actually received or refused as indicated on the return receipt. If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them. Unless the Lease expressly provides otherwise, all payments shall be due and payable within ten (10) days of demand.


                       ARTICLE XVII. RULES AND REGULATIONS


     Tenant agrees to observe faithfully and comply strictly with the Rules and Regulations, attached as EXHIBIT E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the


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

Premises, Building, Project and Common Areas. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease by any other tenant or such tenant's agents, employees, contractors, guests or invitees. One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other. Tenant's failure to keep and observe the Rules and Regulations shall constitute a default under this Lease. In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling. Tenant's agreement to abide by, keep and observe all reasonable rules and regulations which Landlord may make shall be limited to those rules and restrictions which are consistently applied by Landlord to all tenants of the Project in a non-discriminatory manner.


                       ARTICLE XVIII. BROKER'S COMMISSION


     The parties recognize as the broker(s) who negotiated this Lease the firm(s), if any, whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord shall be responsible for the payment of brokerage commissions to those broker(s) pursuant to Landlord's separate agreement with said Broker. Tenant warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from any cost, expense or liability (including reasonable attorneys' fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by Tenant in connection with the negotiation of this Lease. The foregoing agreement shall survive the termination of this Lease. To the fullest extent permitted by law, Landlord agrees to indemnify, defend and hold harmless Tenant from and against any and all costs, expenses and liabilities for any compensation claimed by any broker, finder or agent employed or claiming to have been employed by Landlord in connection with the negotiation of this Lease.


                  ARTICLE XIX. TRANSFER OF LANDLORD'S INTEREST


     In the event of any transfer of Landlord's interest in the Premises, Landlord agrees to transfer, by credit to the purchase price or otherwise, Tenant's Security Deposit to the transferee, and the transferor shall thereupon be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that: (i) any other funds held by the transferor in which Tenant has an interest shall be turned over, subject to that interest, to the transferee and Tenant is notified of the transfer as required by law and (ii) any such transferee shall assume, in writing, all non-accrued obligations of Landlord under this Lease Notwithstanding the foregoing, no holder of a mortgage and/or deed of trust to which this Lease is or may be subordinate, and no landlord under a so-called sale-leaseback, shall be responsible in connection with the Security Deposit, unless the mortgagee or holder of the deed of trust or the landlord actually receives the Security Deposit. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.


                           ARTICLE XX. INTERPRETATION


     SECTION 20.1. GENDER AND NUMBER. Whenever the context of this Lease requires, the words "Landlord" and "Tenant" shall include the plural as well as the singular, and words used in neuter, masculine or feminine genders shall include the others.

     SECTION 20.2. HEADINGS. The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

     SECTION 20.3. JOINT AND SEVERAL LIABILITY. If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

     SECTION 20.4. SUCCESSORS. Subject to Articles IX and XIX, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns. Nothing contained in this Section is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

     SECTION 20.5. TIME OF ESSENCE. Time is of the essence with respect to the performance of every provision of this Lease.

     SECTION 20.6. CONTROLLING LAW. This Lease shall be governed by and interpreted in accordance with the laws of the State of California.

     SECTION 20.7. SEVERABILITY. If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

     SECTION 20.8. WAIVER AND CUMULATIVE REMEDIES. One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition. Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party's consent to any subsequent act. No breach by Tenant of this Lease shall be deemed to have been waived by Landlord unless the waiver is in a writing signed by Landlord. The rights and remedies of Landlord under this Lease shall be cumulative and in addition to any and all other rights and remedies which Landlord may have. The failure of Tenant or Landlord to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of the Lease shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of a party to insist upon the performance by the other party of its obligations in strict accordance with said terms. Any payment of rents or other sums hereunder by Tenant shall not, in and of itself, be deemed a waiver of any preceding breach by Landlord of any term, covenant or condition of this Lease, regardless of Tenant's knowledge of such preceding breach at the time of payment of such rent or other sums.

     SECTION 20.9. INABILITY TO PERFORM. In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of rent or from the timely performance of any other obligation under this Lease within Tenant's reasonable control.

     SECTION 20.10. ENTIRE AGREEMENT. This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect. Tenant waives its rights to rely on any representations or promises made by Landlord or others which are not contained in this Lease. No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

     SECTION 20.11. QUIET ENJOYMENT. Upon the observance and performance of all the covenants, terms and conditions on Tenant's part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord.

     SECTION 20.12. SURVIVAL. All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.


                      ARTICLE XXI. EXECUTION AND RECORDING


     SECTION 21.1. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

     SECTION 21.2. CORPORATE AND PARTNERSHIP AUTHORITY. Tenant and Landlord each represent and warrant that each individual executing this Lease on behalf of Tenant or Landlord, respectively, is duly authorized to execute and deliver this Lease on behalf of Tenant or Landlord, respectively, and that this Lease is binding upon Tenant or Landlord, respectively, in accordance with its terms.

     SECTION 21.3. EXECUTION OF LEASE; NO OPTION OR OFFER. The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises. Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

     SECTION 21.4. RECORDING. Tenant shall not record this Lease without the prior written consent of Landlord. Tenant, upon the request of Landlord, shall execute and acknowledge a "short form" memorandum of this Lease for recording purposes.

     SECTION 21.5. AMENDMENTS. No amendment or termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest. No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

     SECTION 21.6. EXECUTED COPY. Any fully executed photocopy or similar reproduction of this Lease shall be deemed an original for all purposes.

     SECTION 21.7. ATTACHMENTS. All exhibits, amendments, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease.

                           ARTICLE XXII. MISCELLANEOUS


     SECTION 22.1. NONDISCLOSURE OF LEASE TERMS. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord's relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this Lease to any other tenant or apparent prospective tenant of the Project, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease. The provisions of this Section are not intended to prevent Tenant from disclosing the existence or terms of this Lease as may be required of a public company in its filings with regulatory agencies.

     SECTION 22.2.   GUARANTY.  [INTENTIONALLY OMITTED]

     SECTION 22.3. CHANGES REQUESTED BY LENDER. If, in connection with obtaining financing for the Project, the lender shall request reasonable modifications in this Lease as a condition to the financing, Tenant will not unreasonably withhold or delay its consent, provided that the modifications do not materially increase the obligations of Tenant or materially and adversely affect the leasehold interest created by this Lease.

     SECTION 22.4. MORTGAGEE PROTECTION. No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Building whose address has been furnished to Tenant and (b) such beneficiary is afforded a reasonable opportunity to cure the default by Landlord (which in no event shall be less than sixty (60) days), including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is commenced within such sixty (60) day period and is thereafter diligently pursued. Tenant agrees that each beneficiary of a deed of trust or mortgage covering the Building is an express third party beneficiary hereof, Tenant shall have no right or claim for the collection of any deposit from such beneficiary or from any purchaser at a foreclosure sale unless such beneficiary or purchaser shall have actually received and not refunded the deposit, and Tenant shall comply with any written directions by any beneficiary to pay rent due hereunder directly to such beneficiary without determining whether an event of default exists under such beneficiary's deed of trust.

     SECTION 22.5. COVENANTS AND CONDITIONS. All of the provisions of this Lease shall be construed to be conditions as well as covenants as though the words specifically expressing or imparting covenants and conditions were used in each separate provision.

     SECTION 22.6. SECURITY MEASURES. Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Project. Tenant assumes all responsibility for the protection of Tenant, its agents, invitees and property from acts of third parties. Nothing herein contained shall prevent Landlord, at its sole option, from providing security protection for the Project or any part thereof, in which event the cost thereof shall be included within the definition of Project Costs.

     SECTION 22.7. COMMUNICATIONS/SECURITY EQUIPMENT. At any time upon the execution by Tenant of Landlord's standard License Agreement (a copy of which is attached hereto as EXHIBIT F), Tenant shall have the right at its sole cost and expense, during the Term of this Lease, to install, maintain and operate communications equipment on the roof of the Building A or in subterranean conduit between the Buildings in the area shown in the License Agreement and to install a security system on the interior and exterior of the Buildings as necessary. Such systems may include trenching and the connection of services between the Buildings. The operation and maintenance of any such equipment shall be subject to the terms of said License Agreement. Tenant shall not be obligated to pay any license fee for such equipment during the Lease Term or any extensions.

     SECTION 22.8.   JAMS ARBITRATION.

          (a) All claims or disputes between Landlord and Tenant arising out of, or relating to the Lease which either party is expressly authorized by a provision hereof to submit to arbitration, shall be decided by the JAMS/ENDISPUTE, or its successor, in Orange, California ("JAMS"), unless the parties mutually agree otherwise. Within ten (10) business days following submission to JAMS, JAMS shall designate three arbitrators and each party may, within five (5) business days thereafter, veto one of the three persons so designated. If two different designated arbitrators have been vetoed, the third arbitrator shall hear and decide the matter. Any arbitration pursuant to this
Section 22.8 shall be
decided within thirty (30) days of submission of JAMS. The decision of the arbitrator shall be final and binding on the parties. All costs associated with arbitration shall be awarded to the prevailing party as determined by the arbitrator.

          (b) Notice of the demand for arbitration by either party to the Lease shall be filed in writing with the other party to the Lease and with JAMS and shall be made within a reasonable time after the dispute has arisen. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. Except by written consent of the person or entity sought to be joined, no arbitration arising out of or relating to the Lease shall include, by consolidation, joinder or in any other manner, any person or entity not a party to the Lease under which such arbitration is filed if (1) such person or entity is substantially involved in a common question of fact or law, (2) the presence of such person or entity is required if complete relief is to be accorded in the arbitration, or (3) the interest or responsibility of such person or entity in the matter is not insubstantial.

          (c) The agreement herein among the parties to the Lease and any other written agreement to arbitrate referred to herein shall be specifically enforceable under prevailing law.


                             [seal legal approval]

LANDLORD:                                                  TENANT:
THE IRVINE COMPANY,                             BROADCOM CORPORATION
A DELAWARE CORPORATION                          A CALIFORNIA CORPORATION


By:   /s/ RICHARD G. SIM                       By:    /s/ HENRY T NICHOLAS
      -----------------------------------             --------------------------
      Richard G. Sim                           Name:  Henry T Nicholas
                                                      --------------------------
      Group President, Investment Properties   Title: CEO
                                                      --------------------------


By:   /s/ CLARENCE W. BARKER                   By:    /s/ DAVID DULL
      --------------------------------------          --------------------------
                                               Name:  David Dull
      Clarence W. Barker, President                   --------------------------
      Irvine Industrial Company,               Title: VP & SECRETARY
      a division of The Irvine Company                --------------------------

                                   EXHIBIT A-1

                             DESCRIPTION OF PREMISES

                                    [drawing]



Pie shaped property on corner of Laguna Canyon Road and Alton Parkway. Three buildings (A, B, C) in campus environment surrounding center courtyard area.

                                   EXHIBIT A-2

                TEMPORARY PREMISES - SECOND FLOOR OF BUILDING C

                                    [drawing]



Second floor building C floorplan highlighting offices, common area, and steps

                                    EXHIBIT B

                            IRVINE INDUSTRIAL COMPANY
                         HAZARDOUS MATERIALS SURVEY FORM

     The purpose of this form is to obtain information regarding the use of hazardous substances on Irvine Industrial Company property. Prospective tenants and contractors should answer the questions in light of their proposed operations on the premises. Existing tenants and contractors should answer the questions as they relate to ongoing operations on the premises and should update any information previously submitted.

     If additional space is needed to answer the questions, you may attach separate sheets of paper to this form. When completed, the form should be sent to the following address:

                       ___________________________________
                       ___________________________________
                       ___________________________________
                       ___________________________________

                           (insert address of Property
                               Management Company)

   Your cooperation in this matter is appreciated. If you have any questions, please do not hesitate to call [insert name of Property Manager] at [insert phone number] for assistance.


1. GENERAL INFORMATION

   Name of Responding Company:
                              --------------------------------------------------

   Check all that apply:  Tenant (X)   Contractor ( )  Prospective ( )
                          Existing  ( )

   Mailing Address: 16251 Laguna Canyon Road, Irvine, CA 92618
                   -------------------------------------------------------------

   Contact Person & Title: Dick Salvi - Director Corporate Services
                          ------------------------------------------------------
   Telephone Number: (      )              -  949 - 450 - 8700 ext. 1257
                             -------------    ----------------------------------

   Address of Leased Premises: 16251/16205 Laguna Canyon Road, Irvine, CA
                              --------------------------------------------------

   Length of Lease or Contract Term: 7 Years
                                    --------------------------------------------

   Describe the proposed operations to take place on the property, including principal products manufactured or services to be conducted. Existing tenants and contractors should describe any proposed changes to ongoing operations.

   Research, design engineering and test of semiconductor devices
   --------------------------------------------------------------
   --------------------------------------------------------------


2. STORAGE OF HAZARDOUS MATERIALS

   2.1     Will any hazardous materials be used or stored on-site?

           Wastes                             Yes  (  )               No  ( X )
           Chemical Products                  Yes  (  )               No  ( X )
           Biological Hazards/                Yes  (  )               No  ( X )
           Infectious Wastes                  Yes  (  )               No  ( X )
           Radioactive Materials              Yes  (  )               No  ( X )

   2.2 List any hazardous materials to be used or stored, the quantities that will be on-site at any given time, and the location and method of storage (e.g., bottles in storage closet on the premises).

                               Location and Method

               NONE

            Waste/Products        of  Storage       Quantity

            --------------       -------------      ---------
            --------------       -------------      ---------
            --------------       -------------      ---------
            --------------       -------------      ---------

2.3 Is any underground storage of hazardous substances proposed or currently conducted on the premises? Yes ( ) No (X)

            If yes, describe the materials to be stored, and the size and construction of the tank. Attach copies of any permits obtained for the underground storage of such substances.
                                                        ------------------------
            --------------------------------------------------------------------


3.   SPILLS

3.1         During the past year, have any spills occurred on the premises? Yes
            ( ) No (X) If so, please describe the spill and attach the results of any testing conducted to determine the extent of such spills.

3.2 Were any agencies notified in connection with such spills? Yes ( ) No (X) If so, attach copies of any spill reports or other correspondence with regulatory agencies.

3.3         Were any clean-up actions undertaken in connection with the spills?
            Yes ( ) No (X) If so, briefly describe the actions taken. Attach copies of any clearance letters obtained from any regulatory agencies involved and the results of any final soil or groundwater sampling done upon completion of the clean-up work.

4.          WASTE MANAGEMENT

4.1 List the waste, if any, generated or to be generated at the premises, whether it is as hazardous waste, biological or radioactive hazard, its hazard class and the quantity generated on a monthly basis.

                Waste          Hazard Class         Quantity/Month

                None
            -------------    -----------------    -----------------
            -------------    -----------------    -----------------
            -------------    -----------------    -----------------
            -------------    -----------------    -----------------

4.2         Describe the method(s) of disposal for each waste. Indicate where
            and how often disposal will take place.   n/a
                                                   -----------------------------
            --------------------------------------------------------------------


4.3 Is any treatment or processing of hazardous, infectious or radioactive wastes currently conducted or proposed to be conducted at the premises? Yes ( ) No (X)

            If yes, please describe any existing or proposed treatment methods.

            --------------------------------------------------------------------

4.4 Attach copies of any hazardous waste permits or licenses issued to your company with respect to its operations on the premises.

5.                  WASTEWATER TREATMENT/DISCHARGE

5.1         Do you discharge industrial wastewater to:

                storm drain?              sewer?
            ---                       ---
                surface water?         X   no industrial discharge
            ---                       ---

5.2         Is your industrial wastewater treated before discharge?  Yes  (  )
            No  (  )

            If yes, describe the type of treatment conducted.

5.3 Attach copies of any wastewater discharge permits issued to your company with respect to its operations on the premises.

            N/A

6.          AIR DISCHARGES

6.1 Do you have any air filtration systems or stacks that discharge into the air? Yes ( ) No (X)

6.2         Do you operate any equipment that require air emissions permits? Yes
            ( ) No (X)

6.3 Attach copies of any air discharge permits pertaining to these operations.

                                                                      N/A

7.          HAZARDOUS MATERIALS DISCLOSURES

7.1 Does your company handle an aggregate of at least 500 pounds, 55 gallons or 200 cubic feet of hazardous material at any given time? If so, state law requires that you prepare a hazardous materials management plan. Yes ( ) No (X)

7.2 Has your company prepared a hazardous materials management plan ('business plan') pursuant to state and Orange County Fire Department requirements? Yes ( ) No (X) If so, attach a copy of the business plan.

7.3 Are any of the chemicals used in your operations regulated under Proposition 65? Yes ( ) No (X) If so, describe the actions taken, or proposed actions to be taken, to comply with Proposition 65 requirements.

7.4 Is your company subject to OSHA Hazard Communication Standard Requirements? Yes ( ) No (X) If so, describe the procedures followed to comply with these requirements.


8.          ENFORCEMENT ACTIONS, COMPLAINTS

8.1 Has your company ever been subject to any agency enforcement actions, administrative orders, or consent decrees? Yes ( ) No (X) If so, describe the actions and any continuing compliance obligations imposed as a result of these actions.

8.2 Has your company ever received requests for information, notice or demand letters, or any other inquiries regarding its operations? Yes
            ( ) No (X)

8.3 Have there ever been, or are there now pending, any lawsuits against your company regarding any environmental or health and safety concerns? Yes ( ) No (X)

8.4 Has an environmental audit ever been conducted at your company's current facility? Yes (X) No ( ) If so, discuss the results of the audit.

            A review of Broadcom facilities revealed no use of hazardous chemicals.

8.5 Have there been any problems or complaints from neighbors at your company's current facility? Yes (X) No ( )

                                   -------------------------------------------

                                   -------------------------------------------

                                By: /s/    HENRY T.NICHOLAS
                                      ----------------------------------------
                                   Name:   HENRY T.NICHOLAS
                                        --------------------------------------
                                   Title:  CEO
                                         -------------------------------------
                                   Date:   8/7/98
                                        --------------------------------------

                                    EXHIBIT C

                             LANDLORD'S DISCLOSURES
                                 (SPECTRUM III)


  The capitalized terms used and not otherwise defined in this Exhibit shall have the same definitions as set forth in the Lease. The provisions of this Exhibit shall supersede any inconsistent or conflicting provisions of the Lease.

  1. Landlord has been informed that the El Toro Marine Corps Air Station (MCAS) has been listed as a Federal Superfund site as a result of chemical releases occurring over many years of occupancy. Various chemicals including jet fuel, motor oil and solvents have been discharged in several areas throughout the MCAS site. A regional study conducted by the Orange County Water District has estimated that groundwaters beneath more than 2,900 acres have been impacted by Trichloroethlene (TCE), an industrial solvent. There is a potential that this substance may have migrated into the ground water underlying the Premises. The U.S. Environmental Protection Agency, the Santa Ana Region Quality Control Board, and the Orange County Health Care Agency are overseeing the investigation/cleanup of this contamination. To the Landlord's current actual knowledge, the ground water in this area is used for irrigation purposes only, and there is no practical impediment to the use or occupancy of the Premises due to the El Toro discharges.

  2. Portions of the real property on which the Project is located or is adjacent to were used as the Orange County International Raceway from approximately the mid-1960s to the mid-1980s. During this period, oil and other substances associated with race car driving were deposited onto such real property. To the Landlord's current actual knowledge, these substances were removed, and the Landlord is currently unaware of any contamination existing upon such real property as a result of such prior use.

                                    EXHIBIT D

                               TENANT'S INSURANCE

  The following standards for Tenant's insurance shall be in effect at the Premises. Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to those standards. Tenant agrees to obtain and present evidence to Landlord that it has fully complied with the insurance requirements.

  1. Tenant shall, at its sole cost and expense, commencing on the date Tenant is given access to the Premises for any purpose and during the entire Term, procure, pay for and keep in full force and effect: (i) commercial general liability insurance with respect to the Premises and the operations of or on behalf of Tenant in, on or about the Premises, including but not limited to personal injury, owned and nonowned automobile, blanket contractual, independent contractors, broad form property damage (with an exception to any pollution exclusion with respect to damage arising out of heat, smoke or fumes from a hostile fire), fire and water legal liability, products liability (if a product is sold from the Premises), liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), and severability of interest, which policy(ies) shall be written on an "occurrence" basis and for not less than the amount set forth in Item 13 of the Basic Lease Provisions, with a combined single limit (with a $50,000 minimum limit on fire legal liability) per occurrence for bodily injury, death, and property damage liability, or the current limit of liability carried by Tenant, whichever is greater, and subject to such increases in amounts as Landlord may determine from time to time; (ii) workers' compensation insurance coverage as required by law, together with employers' liability insurance; (iii) with respect to improvements, alterations, and the like required or permitted to be made by Tenant under this Lease, builder's all-risk insurance, in an amount equal to the replacement cost of the work; (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard "all risk" form in general use in the county in which the Premises are situated, insuring Tenant's leasehold improvements, trade fixtures, furnishings, equipment and items of personal property of Tenant located in the Premises, in an amount equal to not less than ninety percent (90%) of their actual replacement cost (with replacement cost endorsement); and (v) business interruption insurance in amounts satisfactory to cover one (1) year of loss. In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

  2. In the event Landlord consents to Tenant's use, generation or storage of Hazardous Materials on, under or about the Premises pursuant to Section 5.3 of this Lease, Landlord shall have the continuing right to require Tenant, at Tenant's sole cost and expense (provided the same is available for purchase upon commercially reasonable terms), to purchase insurance specified and approved by Landlord, with coverage not less than Five Million Dollars ($5,000,000.00), insuring (i) any Hazardous Materials shall be removed from the Premises, (ii) the Premises shall be restored to a clean, healthy, safe and sanitary condition, and (iii) any liability of Tenant, Landlord and Landlord's officers, directors, shareholders, agents, employees and representatives, arising from such Hazardous Materials.

  3. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D containing a deductible exceeding Ten Thousand Dollars ($10,000.00) per occurrence must be approved in writing by Landlord prior to the issuance of such policy. Tenant shall be solely responsible for the payment of all deductibles.

  4. All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by responsible insurance companies authorized to do business in the State of California and with a Best's rating of not less than "A" subject to final acceptance and approval by Landlord. Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy, so long as (i) the Premises are specifically covered (by rider, endorsement or otherwise), (ii) the limits of the policy are applicable on a "per location" basis to the Premises and provide for restoration of the aggregate limits, and (iii) the policy otherwise complies with the provisions of this Exhibit D. A true and exact copy of each paid up policy evidencing the insurance (appropriately authenticated by the insurer) or a certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit D and contains the required provisions, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises. Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage. Landlord may at any time, and from time to time, inspect and/or copy any and all insurance policies required by this Lease.

  5. Each policy evidencing insurance required to be carried by Tenant pursuant to this Exhibit D shall contain the following provisions and/or clauses satisfactory to Landlord: (i) a provision that the policy and the coverage provided shall be primary and that any coverage carried by Landlord shall be noncontributory with respect to any policies carried by Tenant except as to workers' compensation insurance; (ii) a provision including Landlord, the Additional Insureds identified in Item 11 of the Basic Lease Provisions, and any other parties in interest designated by Landlord as an additional insured, except as to workers' compensation insurance; (iii) a waiver by the insurer of any right to subrogation against Landlord, its agents, employees, contractors and representatives which arises or might arise by reason of any payment under the policy or by reason of any act or omission of Landlord, its agents, employees, contractors or representatives; and (iv) a provision that the insurer will not cancel or change the coverage provided by the policy without first giving Landlord thirty (30) days prior written notice.

  6. In the event that Tenant fails to procure, maintain and/or pay for, at the times and for the durations specified in this Exhibit D, any insurance required by this Exhibit D, or fails to carry insurance required by any governmental authority, Landlord may at its election procure that insurance and pay the premiums, in which event Tenant shall repay Landlord all sums paid by Landlord, together with interest at the maximum rate permitted by law and any related costs or expenses incurred by Landlord, within ten (10) days following Landlord's written demand to Tenant.

                                    EXHIBIT E

                              RULES AND REGULATIONS


          This Exhibit sets forth the rules and regulations governing Tenant's use of the Premises leased to Tenant pursuant to the terms, covenants and conditions of the Lease to which this Exhibit is attached and therein made part thereof. In the event of any conflict or inconsistency between this Exhibit and the Lease, the Lease shall control.

          1. Tenant shall not place anything or allow anything to be placed near the glass of any window, door, partition or wall which may appear unsightly from outside the Premises.

          2. The walls, walkways, sidewalks, entrance passages, courts and vestibules shall not be obstructed or used for any purpose other than ingress and egress of pedestrian travel to and from the Premises, and shall not be used for loitering or gathering, or to display, store or place any merchandise, equipment or devices, or for any other purpose. The walkways, entrance passageways, courts, vestibules and roof are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence in the judgment of the Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of Tenant's business unless such persons are engaged in illegal activities. No tenant or employee or invitee of any tenant shall be permitted upon the roof of the Building except pursuant to our executed License Agreement with Landlord.

          3. No awnings or other projection shall be attached to the outside walls of the Building. No security bars or gates, curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the express written consent of Landlord.

          4. Except for the ordinary hanging of pictures, signs, white boards or other items of decoration, Tenant shall not mark, nail, paint, drill into, or in any way deface any part of the Premises or the Building. Tenant shall not lay linoleum, tile, carpet or other similar floor covering so that the same shall be affixed to the floor of the Premises in any manner except as approved by Landlord in writing. The expense of repairing any damage resulting from a violation of this rule or removal of any floor covering shall be borne by Tenant.

          5. The toilet rooms, urinals, wash bowls and other plumbing apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or invitees, caused it.

          6. No boring or cutting for wires will be allowed without the prior consent of Landlord

          7. The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the permitted use of the Premises. No exterior storage shall be allowed at any time without the prior written approval of Landlord. The Premises shall not be used for cooking or washing clothes without the prior written consent of Landlord, or for lodging or sleeping or for any immoral or illegal purposes.

          8. Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, noise, or otherwise. Tenant shall not use, keep or permit to be used, or kept, any foul or obnoxious gas or substance in the Premises or permit or suffer the Premises to be used or occupied in any manner offensive or objectionable to Landlord or other occupants of this or neighboring buildings or premises by reason of any odors, fumes or gases.

          9. No animals shall be permitted at any time within the Premises.

          10. Tenant shall not use the name of the Building or the Project in connection with or in promoting or advertising the business of Tenant, except as Tenant's address, without the written consent of Landlord. Landlord shall have the right to prohibit any advertising by any Tenant which, in Landlord's reasonable opinion, tends to impair the reputation of the Project or its desirability for its intended uses, and upon written notice from Landlord any Tenant shall refrain from or discontinue such advertising.

          11. Canvassing, soliciting, peddling, parading, picketing, demonstrating or otherwise engaging in any conduct that unreasonably impairs the value or use of the Premises or the Project are prohibited and each Tenant shall cooperate to prevent the same.

          12. No equipment of any type shall be placed on the Premises which in Landlord's opinion exceeds the load limits of the floor or otherwise threatens the soundness of the structure or improvements of the Building.

          13. No air conditioning unit or other similar apparatus shall be installed or used by any Tenant without the prior written consent of Landlord.

          14. No aerial antenna shall be erected on the roof or exterior walls of the Premises, or on the grounds, without in each instance, the prior written consent of Landlord as set forth in a separate License Agreement. Any aerial or antenna installed without such written consent shall be subject to removal by Landlord at any time without prior notice at the expense of the Tenant, and Tenant shall upon Landlord's demand pay a removal fee to Landlord of not less than $200.00.

          15. The entire Premises, including vestibules, entrances, doors, fixtures, windows and plate glass, shall at all times be maintained in a safe, neat and clean condition by Tenant. All trash, refuse and waste materials shall be regularly removed from the Premises by Tenant and placed in the containers at the locations designated by Landlord for refuse collection. All cardboard boxes must be "broken down" prior to being placed in the trash container. All styrofoam chips must be bagged or otherwise contained prior to placement in the trash container, so as not to constitute a nuisance. Pallets may not be disposed of in the trash container or enclosures. The burning of trash, refuse or waste materials is prohibited.

          16. Tenant shall use at Tenant's cost a pest extermination contractor at such intervals as may reasonably be required to maintain the Premises in first class condition.

          17. All keys for the Premises shall be provided to Tenant by Landlord and Tenant shall return to Landlord any of such keys so provided upon the termination of the Lease. Tenant shall not change locks or install other locks on doors of the Premises, without the prior written consent of Landlord. In the event of loss of any keys furnished by Landlord for Tenant, Tenant shall pay to Landlord the costs thereof.

          18. No person shall enter or remain within the Project while intoxicated or under the influence of liquor or drugs. Landlord shall have the right to exclude or expel from the Project any person who, in the absolute discretion of Landlord, is under the influence of liquor or drugs.

          Landlord reserves the right to amend or supplement the foregoing Rules and Regulations and to adopt and promulgate additional rules and regulations applicable to the Premises. Notice of such rules and regulations and amendments and supplements thereto, if any, shall be given to the Tenant.

                                    EXHIBIT F

                                LICENSE AGREEMENT


          THIS LICENSE AGREEMENT ("License") made this ____ day of ,199 , by and ______________________between __________________________________________________
("Licensor"), and ___________________________________("Licensee").


                                    RECITALS


     Licensor is the owner of certain real property, located at __________________________________, Irvine, California (the "Building").
Licensor and Licensee have entered into a lease (the "Lease") for space in the Building more particularly described as Suite__. The parties desire to provide for the use by Licensee of a portion of the roof of the Building and adjacent property as provided below.


                              TERMS AND CONDITIONS


  1. Licensed Area: For valuable consideration, receipt of which is hereby acknowledged and the covenants and conditions to be observed and performed by Licensee, Licensor hereby grants to Licensee a license and permission to enter upon the areas shown on Exhibit A of this License to: (i) install, operate and maintain one satellite dish ("Dish") on the roof of the Building in the location designated by Licensor (the "Roof License Area"); and (ii) to install, operate and maintain telecommunication transmission lines, conduits, markers and related equipment and facilities (the "Equipment") for services to its Premises (the "Equipment License Area). Licensor reserves the right upon reasonable notice to Licensee to require either (a) the relocation of all equipment installed by Licensee in the Roof License Area to another location on the roof of the Building, or (b) the removal of the Dish or related equipment or the Equipment any or all of such equipment should Licensor determine that its presence may result in damage to the Building and that Licensee has not made satisfactory arrangements to protect Licensor therefrom.


  2. Term: The term of this License shall be coterminous with the Lease.


  3. Use: Licensee shall use the Roof License Area for the installation and maintenance of the Dish (of which the height, appearance and installation procedures must be approved in writing by Licensor) and the necessary mechanical and electrical equipment to service said Dish and the Equipment License Area for the operation and maintenance of the Equipment. Licensee may have access to the Licensed Area during normal business hours and at other times by providing Licensor with reasonable prior notice and by reimbursing Licensor for any expenses incurred by Licensor in connection therewith.


  4. Rental. Licensee shall pay no additional rent or fees for the use and occupancy of the Licensed Area.

  5. Licensee's Operations: During the term of this License, the Licensed Area and all equipment placed and maintained thereon shall be used by the Licensee for the use specified and for no other use or purpose. Licensee shall not use or permit any other person to use the Licensed Area, or any part thereof, for any purposes tending to injure the reputation thereof or for any improper or offensive use or to constitute a nuisance and Licensee shall at all times conform to and cause all persons using any part of the Licensed Area to comply with all public laws, ordinances and regulations from time to time applicable thereto and to all operations thereon.

     Licensee shall require its employees, when using the Licensed Area, to stay within the immediate confines thereof. In addition, in the event a cable television system or other communication system is operating in the area, Licensee shall at all times during the term of the License conduct its operations so as to ensure that such systems shall not be subjected to harmful interference as a result of such operations by Licensee. Upon notification from Licensor of any such interference, Licensee agrees to immediately take the necessary steps to correct such situation, and Licensee's failure to do so shall be deemed a default under the terms of this License.

     During the term of this License, Licensee shall comply with any standards promulgated by applicable governmental authorities or otherwise reasonably established by Licensor regarding the generation of electromagnetic fields. Should Licensor determine in good faith at any time that the Dish or Equipment poses a health or safety hazard to occupants of the Building, Licensor may require Licensee to remove the Dish or Equipment or make other


                                    EXHIBIT F
                                    To Lease
                                        1
arrangements satisfactory to Licensor. Any claim or liability resulting from the use of the Dish or Equipment shall be subject to the indemnification obligation as set forth in the Paragraph below entitled "Licensor's Nonliability."


  6. Removal: Upon the expiration or earlier termination of this License, Licensee shall remove the Dish and the other Equipment installed by it and shall restore the Licensed Area to its original condition except that any conduit in the Equipment License Area shall be sealed in place.


  7. Licensor's Nonliability: Licensor shall not be liable for any loss, damage or injury of any kind whatsoever to the property of Licensee or the property or person, including death, of any of Licensee's employees, agents or invitees or of any other person whomsoever caused by any use of the Licensed Area or occasioned by the failure on the part of Licensee to maintain said Licensed Area in safe condition, or by any act or omission of Licensee or of any of Licensee's employees, agents or invitees, or arising from any other cause whatsoever; and Licensee, as a material part of the consideration of this License, hereby waives on its behalf all claims and demands against Licensor for any such loss, damage or injury suffered by Licensee, and hereby agrees to indemnify, defend and save Licensor free and harmless from liability for any such loss, damage or injury of third persons, and from all costs, expenses and charges arising therefrom or in connection therewith, including reasonable attorneys' fees. In addition, Licensee agrees to reimburse Licensor for the cost of repairing any damage to the Building caused by the exercise of Licensee's rights hereunder.


  8. Liens: Licensee shall not permit to be enforced against the Licensed Area any mechanics', materialmen's, contractors' or other liens arising from, or any claims for damage growing out of, any work of installation, repair or alteration as herein authorized or otherwise arising (except from the actions of Licensor) and Licensee shall pay or cause to be paid all of said liens and claims before any action is brought to enforce the same against Licensor or the Licensed Area; and Licensee agrees to indemnify and hold Licensor and the Licensed Area free and harmless from all liability for any and all such liens and claims and all costs and expenses in connection therewith.


  9. Taxes: During the term of this License, Licensor shall pay all taxes attributable to the Building of which the Licensed Area is a part, and Licensee shall pay all taxes attributable to the Dish and the Equipment owned and installed by Licensee.


  10. Assignment: This License shall not be assignable in whole or in part, and any attempted assignment thereof, without the consent of Licensor, shall immediately terminate this License.


  11. Insurance/Indemnity: The insurance and indemnity provisions of the Lease shall govern Licensee's use of the Licensed Area. Moreover, should the exercise of Licensee's rights hereunder result in any increase in Licensor's insurance rates on the Building, Licensee shall promptly following demand reimburse Licensor for such additional expenses incurred by Licensor.


  12. Remedies: Should Licensee default in the performance of or breach any covenant or condition on Licensee's part to be kept and performed under the Lease or this License, then in any such event Licensor may, at its option, without prejudice to any other right or remedy it may have, terminate this License and the Lease by giving Licensee written notice of such termination, and upon such termination all rights of Licensee shall cease and end.


  13. Covenants and Conditions: This License and each and all of the covenants and conditions hereof shall inure to the benefit of and shall bind the successors in interest of Licensor and subject to the restrictions set forth in the above Paragraph entitled "Assignment," the successors and assigns of Licensee.


  14. Notices: All rents, notices or other communication shall be sent by first-class mail or personally delivered to the notice address set forth under the signature blocks below, or at such other places as the parties may hereafter designate in writing.


                         [Signatures on following page.]


                                    EXHIBIT F
                                    To Lease
                                        2

  The parties hereto have executed this License as of the date first above written.


LICENSOR:                             LICENSEE:

- --------------------------------      ------------------------------------

- --------------------------------      ------------------------------------


By:                                   By:
   -----------------------------         ---------------------------------
   Name:                                 Name:
        ------------------------              ----------------------------
   Title:                                     Title:
         -----------------------                    ----------------------


By:                                   By:
   -----------------------------         ---------------------------------
   Name:                                 Name:
        ------------------------              ----------------------------
   Title:                                     Title:
         -----------------------                    ----------------------


NOTICE ADDRESS:                                       NOTICE ADDRESS:

- --------------------------------              ----------------------------------
- --------------------------------              ----------------------------------
- --------------------------------              ----------------------------------


With a copy of notices to:

The Irvine Company
P.O. Box I
Newport Beach, CA 92658-8904
Attn: V.P. Operations, Investment Properties Group


                                    EXHIBIT F
                                    To Lease
                                        3

                                   EXHIBIT G
                        PRE-COMMENCEMENT REPAIR SCHEDULE

SURVEY SUMMARIES
===============================================================================

These findings are based upon information given to Insignia/ESG, Inc. and are a result of three diagnostic surveys conducted by; Mesa Energy Systems Inc., Ontario Refrigeration and Southland Industries. As a result the general condition of the equipment as well as a list of repairs is as follows:

GENERAL INFORMATION

The general appearance of the heating, ventilation and air conditioning (HVAC) units is good. In all HVAC units the P-Traps should be changed to J-Traps and the air conditioning (A/C) drain lines should be replaced with copper and properly supported.

In a number of units, incompatible fuses have been installed and should be changed to the proper type. All inlet vanes and exhaust dampers need to be lubed and the linkages repaired or replaced. Some of the actuator motors need to be replaced.

Also, the evaporator and condensing coils need to be cleaned but are in good condition for the age of the units. Some of the condensing coil fins are slightly deteriorating on the tope section of the coil. Existing problems with the units are space pressurization. The fan cycle controls switch must be repaired as necessary.

All HVAC units require general clean up and maintenance. The refrigerant charge on each HVAC unit must be checked. All HVAC unit static controllers, fuses, conduits and linkages must be checked for proper operation and repaired or replaced as necessary. All Return Air/Outside Air Dampers and Actuators must be repaired or replaced as necessary. All Air Compressors, Circulation Pumps and Boilers require general maintenance and clean up. Each also requires chemical treatment and paint, as necessary.

BUILDING NO. 1

Unit 1A

     1.   Condenser Fan Motor (1) - replace.
     2.   Inlet Guide Vane Actuator - defective linkage knuckle.
     3.   Fan Pressure Switch - replace.
     4.   Blower Motor Belts - replace.
     5.   Include replacement of minimum four contactors per unit.
     6.   Clean and coat condensate pan.


===============================================================================
AST Research Engineering Survey Summary                                  Page 1

===============================================================================

Unit 1B
- -------

     1.   Blower Motor Belts - replace.
     2. Inlet Guide Vane Actuator - defective linkage knuckle; the current linkage has worn a 1/8" groove into the hollow section of the fan shaft. Replacement of fan shaft may be necessary.
     3. Inlet Guide Vanes - frozen into one position due to lack of lubrication.
     4.   Mechanical Cooling - repair.
     5.   Include replacement of minimum four contactors per unit.
     6.   Clean and coat condensate pan.

Unit 1C
- -------

     1.   Blower Motor Belts - replace.
     2. Inlet Guide Vanes - frozen into one position due to lack of lubrication.
     3.   Condensate Drain - plugged with debris.
     4.   Include replacement of minimum four contactors per unit.
     5.   Clean and coat condensate pan.

Unit 1D
- -------

     1.   Condenser Fan Motor (2) - replace.
     2.   Compressor (2) - possibly low on change.
     3.   Second Stage Compressor - replace to prevent it from failing.
     4.   Contactor Fuses Blower Belts - replace.
     5.   Include replacement of minimum four contactors per unit.
     6.   Clean and coat condensate pan.

Unit 1F
- -------

     1.   Blower Motor Belts - replace.
     2.   Inlet Guide Vane Actuator - defective linkage knuckle.
     3. Inlet Guide Vanes - frozen into one position due to lack of lubrication.
     4. First Stage Compressor - circuit has a leak and is low on refrigerant; neutral wire has been removed.
     5.   Include replacement of minimum four contactors per unit.
     6.   Clean and coat condensate pan.



===============================================================================
AST Research Engineering Survey Summary                                  Page 2

===============================================================================

Unit 1F
- -------

     1.   Blower Motor Belts - replace.
     2.   Actuator Motor for Inlet Vane (Modutrol) - replace.
     3.   Inlet Guide Vane Actuator - defective linkage knuckle.
     4. Inlet Guide Vanes - frozen into one position due to lack of lubrication.
     5.   Fan Cycle Pressure Switches (2510) and (2511) - replace.
     6.   Include replacement of minimum four contactors per unit.
     7.   Clean and coat condensate pan.

Air Compressor
- --------------

     1.   Requires belts.
     2.   Requires service.

Circulation Pump
- ----------------

     1.   Replace seal.

Boiler
- ------

     1.   Air Vent Discharge - needs to be diverted.
     2. Hoffman Air Vents (2) - recommended that the air vents located on the high points of the piping be replaced.
     3.   Boiler - replace metal hood.
     4.   Change pump seal.

BUILDING NO. 2

Unit 2A
- -------

     1.   Linkages - connect all linkages and set for proper operation.
     2.   Actuator Motors - check for proper operation.
     3.   Include replacement of minimum four contactors per unit.
     4.   Clean and coat condensate pan.
     5.   Inlet Guide Vane Actuator - defective linkage knuckle.
     6.   Actuator Relief Damper Linkage - removed.
     7.   Clean and coat condensate pan.
     8.   Blower Motor Belt - replace.


===============================================================================
AST Research Engineering Survey Summary                                  Page 3

===============================================================================

Unit 2B
- -------

     1.   Compressor Contactors(2)-replace with 50 amp contactors.
     2.   Linkages-repair or replace.
     3.   Exhaust Damper Linkages and Inlet Vane-lube and adjust.
     4.   Condenser Fan Motor(1)-replace.
     5.   Inlet Guide Vane Actuator-defective linkage knuckle.
     6.   Relief Damper Actuator-replace.
     7.   Blower Motor Belt-replace.
     8.   Fan Cycle Switches (2510) and (2511)-replace.
     9.   Control Conduit-broken.
     10.  Actuator Relief Damper Linkage-removed.
     11.  Include replacement of minimum four contactors per unit.
     12.  Clean and coat condensate pan.

Unit 2C
- -------

     1.   Second Stage Compressor-repair.
     2. Inlet Guide Vane Actuator-defective linkage knuckle; missing crank arm.
     3.   Clean and coat condensate pan.
     4.   Dwyer Differential Pressure Transmitter-repair.
     5.   Fan Cycle Switch (2510)-replace.
     6.   Loose Control Wires-not landed.
     7.   Actuator Motor-check for proper operation.
     8.   Condenser Fan Motor(1)-replace.
     9.   Inlet Vanes-lube.
     10.  Blower Motor Belts-replace.
     11.  Linkage-repair or replace.
     12.  Evaporation Coil-check for leakage.
     13.  Replace contactors as necessary.

Unit 2D
- -------

     1.   Blower Motor Belts-replace.
     2.   Replace contractors as necessary.
     3.   Clean and coat condensate pan.
     4.   Indoor Fan Section-large/loud vibration; replace barrings and repair.
     5.   Actuator Motor-check for proper operation; repair as necessary.



===============================================================================
AST Research Engineering Survey Summary                                  Page 4

===============================================================================

Air Compressor
- --------------
     1.   Belts and Pulleys - check.
     2.   Motor Base Plate - repair.
     3.   Lead-lag Setting - check.
     4.   Oil and Air Filters - recommend replacing.

Circulation Pump
- ----------------
     1.   Coupler - replace.
     2.   Motor Shaft - realign.

Boiler
- ------
     1.   Hot Water Pump Gasket - replace.
     2.   Expansion Tank HVAC Reheat System - no air gap.
     3. Hot Water Pump - defective seal and relief valve (on the domestic hot water heater), which are both leaking.

================================================================================
AST Research Engineering Survey Summary                                   Page 5

                  [INDEPENDENT ROOFING CONSULTANTS LETTERHEAD]



June 12, 1998



Mr. Dick Salvi
Broadcom
16251 Laguna Canyon Road
Irvine, CA 92718

Reference:     Site Investigation
               AST Buildings 1 & 3
               16215 & 16205 Alton Parkway
               Irvine, CA
               IRC Project No. 12490.00

Dear Mr. Salvi:

A Roof Inspection/Site Investigation was performed on the above referenced buildings on June 5, 1998. The intent of this roof inspection was to assess the existing roof conditions and note deficient conditions that could affect the performance of the roofing system. The observations made and deficient conditions noted during this inspection are documented in this report.

BUILDING 1

1. The granular surfacing of the modified bitumen base flashing membrane was cracking. (Refer to Photographs #1 and #2.) The cracking was generally more severe on the South and East facing walls which are exposed to the heat of the sun for a longer period. The application of a reflective coating on the base flashing membrane could help deter or at least slow down further cracking.

2. The elastomeric sealant in the receiver lip of the surface mounted reglet along the parapet walls was cracked and had settled down allowing water to collect along the lip. (Refer to Photographs #3 & #4.) The entire length of the reglet should be resealed with new elastomeric sealant.

3. Isolated membrane blisters were noted. (Refer to Photographs #5 & #6.) A large membrane blister had formed along the edge of a drain sump. Large membrane blisters should be cut and repaired with a modified bitumen membrane.

                                               AST Buildings 1 & 3 - Irvine, CA
Broadcom                                                     Site Investigation

- -------------------------------------------------------------------------------

4. Dirt accumulation in the drain sumps was noted. (Refer to Photograph #7.) A general clean up should be performed on the roof.

5. The salvage edge of the modified bitumen base flashing membrane on the sides of the platform for the boiler unit was exposed as well as the nail heads. (Refer to Photograph #8.) The salvage edge should be coated with a reflective coating to prevent premature deterioration.

6. There were several tenant improvement pipe flashings that had been set and sealed with roof cement only. (Refer to Photographs #9 & #10.) An antenna stand was found screwed down through the roofing membrane and sealed with an elastomeric sealant. The pipe flashings should be stripped in with modified bitumen membrane to prevent them from being continuous maintenance items.

7. Within the equipment screen area, a puncture in the membrane that had gone through and exposed the underlying concrete deck was found beside an electrical junction box. (Refer to Photograph #11.) The puncture should be sealed with modified bitumen membrane.

BUILDING 3

1. The granular surfacing of the modified bitumen base flashing membrane was cracking. (Refer to Photograph #12.) The cracking was generally more severe on the South and East facing walls and surfaces which are exposed to the heat of the sun for a longer period. The application of a reflective coating on the base flashing membrane could help deter or at least slow down further cracking.

2. The salvage edge of the modified bitumen base flashing membrane along the control joint was found exposed. (Refer to Photograph #13.) The salvage edge should be coated with a reflective coating.

3. The elastomeric sealant in the receiver lip of the surface mounted reglet along the parapet walls was cracked leaving the reglet wide open to water entry and had settled down allowing water to collect along the lip. (Refer to Photographs #14 & #15.) The entire length of the reglet should be resealed with new elastomeric sealant.

4. A tilt up wall panel joint with the concrete chipped and the sealant missing was found wide open on the East wall. (Refer to Photograph #16.)

5. A blister was noted in the base flashing membrane where the reglet was found with the sealant cracked and wide open to water entry. (Refer to Photograph #17.) The blister was probably caused by water entering through the open reglet and getting behind the base flashing membrane.

                                                                     Page 2 of 3
Independent Roofing Consultants
(800) 666-7663

Broadcom                                        AST Buildings 1 & 3 - Irvine, CA
                                                              Site Investigation

- --------------------------------------------------------------------------------

 6. A relief cut in the roofing membrane over a hump on the deck was not sealed and had started to open up. (Refer to Photograph #18.) The membrane cut should be sealed with a three-course application of elastomeric roof cement reinforced with fiberglass webbing and covered with an aluminum coating.

 7. The top edge of a lead pipe flashing was found open to water entry with the cracking of the roof cement seal. (Refer to Photograph #19.) Several tenant improvement pipe flashings were found set in roof cement only. One such pipe flashing was found near the equipment screen door with its flange corner lifting and wide open to water entry. (Refer to Photograph #20.)

 8. The platform for a compressor was blocking the water flow between the two air handling units and creating a ponding condition. (Refer to Photograph #21.) This area should be monitored closely.

 9. Punctures in the roofing membrane were found along the step up transition between the roof deck and the concrete equipment pads inside the equipment screen area. (Refer to Photographs #22, #23 & #24.) The membrane punctures should be patched with a modified bitumen membrane.

10. A nail was found stepped into the roofing membrane beside the roof hatch. (Refer to Photograph #25.)

11. An open base flashing lap was observed on one side of the platform of the boiler unit. (Refer to Photograph #26.)

This concludes the list of deficient conditions noted during this roof inspection. Should you have any questions concerning this report, please do not hesitate to contact me at your convenience.


Sincerely,

INDEPENDENT ROOFING CONSULTANTS

/s/ TONY CANCIO
- -----------------
Tony Cancio
Consultant
TC25

TC:sk

Enclosures



Independent Roofing Consultants                                      Page 3 of 3
(800) 666-7663

                                    EXHIBIT H


                     ENTITIES EXCLUDED FROM PROJECT SIGNAGE


Advanced Micro Devices (AMD)
Alcatel
C-Cube
Globespan
Level One
LSI Logic
Lucent Technologies
Motorola
National Semiconductor
Philips
Rockwell
SGS Thompson
Toshiba
VSLI Technologies

                                    EXHIBIT X

                             INDUSTRIAL WORK LETTER

                                DOLLAR ALLOWANCE


The Tenant Improvement work (herein "Tenant Improvements") shall consist of any work, including work in place as of the date hereof, required to complete the Premises pursuant to the approved Working Drawings and Specifications (as hereinafter defined). All of the Tenant Improvement work shall be performed by a contractor mutually selected by Landlord and Tenant in accordance with the procedures and requirements set forth below.

I.      ARCHITECTURAL AND CONSTRUCTION PROCEDURES.

A. Preliminary Plan. Tenant and Landlord have approved, or shall approve prior to the Estimated Space Plan Approval Date referenced in the Lease detailed space plan for the Premises, prepared by Beck Martin Architects who shall be engaged by Tenant ("Tenant's Architect") which includes interior partitions, ceilings, interior finishes, interior doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements ("Preliminary Plan").

B. Landlord's Review Responsibilities. Tenant agrees and understands the review of all plans pursuant to this Work Letter by Landlord is solely to protect the interest of Landlord in the Premises and Landlord shall not be the guarantor of, nor responsible for, the correctness or accuracy of any such plans or compliance of such plans with applicable laws. Tenant's administration/supervision fee described in Section II B below shall cover all of Landlord's cost incurred in approving the Preliminary Plan, Working Drawings and Specifications and Engineering Drawings. Landlord shall not receive any fee described for profit, overhead or general conditions in connection with the construction of the Tenant Improvements.

C. Non-Standard Improvements. Except as specified in the Preliminary Plan or otherwise authorized by Landlord, the Tenant Improvements shall incorporate Landlord's building standard materials and specifications as shown on Schedule X-1 attached hereto ("Standards"). No deviations from the Standards shall be permitted, provided that Landlord may, in its sole and absolute discretion, authorize in writing one or more of such deviations if requested by Tenant ("Non-Standard Improvements"), in which event any excess cost of such deviations shall be part of "Tenant's Contribution" (as hereinafter defined) and Tenant shall be solely responsible for the cost of replacing same with the applicable Standard item(s) upon the expiration or termination of this Lease. Landlord shall in no event be required to approve any deviations from the Standards if Landlord determines that such improvement (i) is of a lesser quality than the corresponding Standard, (ii) fails to conform to applicable governmental requirements, (iii) requires building services beyond the level normally provided to other tenants, (iv) would delay construction of the Tenant Improvements beyond the Estimated Commencement Date and Tenant declines to accept such delay in writing as a Tenant Delay, or (v) would have an adverse aesthetic impact from the exterior of the Premises.

D. Preparation And Approval of Working Drawings and Specifications. After the Preliminary Plan is finally approved by Landlord, Tenant shall submit to Landlord drawings prepared by the Tenant's Architect which shall be compatible with the design, construction and equipment of the existing building shell(s), comply with all applicable laws, be capable of logical measurement and construction, contain all such information as may be required for the construction of the Tenant Improvements and the preparation of the Engineering Drawings (as defined below), and contain all partition locations, plumbing locations, HVAC requirements and duct work, and ceiling plans. Such Working Drawings and Specifications must incorporate the Standards and approved Non-Standard Improvements. The Working Drawings and Specifications may be submitted in one or more stages and at one or more times, and the time periods for Landlord's approval shall apply with respect to each such portion submitted.

        Landlord shall approve the Working Drawings and Specifications, or such portion as has from time to time been submitted, within five (5) days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Working Drawings and Specifications in order to correct any design problem. Tenant's Architect shall make the changes necessary in order to correct any such design problem and shall return the Working Drawings to Landlord, which Landlord shall approve or disapprove within three (3) days after Landlord receives the revised Working Drawings and Specifications. This procedure shall be repeated until all of the Working Drawings and Specifications are finally approved by Landlord and written approval has been delivered and received by Tenant.

E. Preparation and Approval of Engineering Drawings. After the Working Drawings and Specifications are finally approved by Landlord, Tenant shall submit to Landlord, for Landlord's review and approval, engineering drawings showing complete mechanical, electrical, plumbing, HVAC ("Engineering Drawings"). Engineering Drawings may be submitted in one or more stages and at one or more times, and the time periods for Landlord's approval shall apply with respect to each such portion submitted. Landlord shall approve the

                                    EXHIBIT X
                                       1

        Engineering Drawings, or such portion as has from time to time been submitted within five (5) days after receipt of same or designate by notice given within such time period to Tenant specific changes reasonably required to be made to the Engineering Drawings in order to correct any design problem. Tenant shall make the changes necessary in order to correct any such design problem and shall return the Engineering Drawings to Landlord, which Landlord shall approve or disapprove within three (3) days after Landlord receives revised Engineering Drawings. This procedure shall be repeated until the Engineering Drawings are finally approved by Landlord and written approval has been delivered to and received by Tenant. The Final Cost Estimate submitted by Landlord's Contractor shall reflect both the Working Drawings and Specifications and the Engineering Drawings as integrated by Tenant's Architect into the Working Drawings and Specifications.

F. Selection of Landlord's Contractor. Landlord's Contractor shall be the contractor selected pursuant to a procedure whereby the Working Drawings and Specifications and a construction contract approved by Tenant are submitted to three (3) contractors, selected by Tenant from a list approved by Landlord who are requested to each submit a sealed fixed price contract bid price (on such contract form as prepared by Landlord and approved by Tenant) to construct the Tenant Improvements designated on the Working Drawings and Specifications, to Landlord and Tenant, who shall jointly open and review the bids. After adjustments for the inconsistent assumptions to reflect an "apples to apples" comparison, Landlord and Tenant shall select the qualified lowest priced bidder and such contractor with the qualified lowest priced bid ("Landlord's Contractor") shall enter into a construction contract with Landlord consistent with the terms of the bid to construct the Tenant Improvements ("Construction Contract"). The Construction Contract shall not, unless Tenant otherwise directs, require the Landlord's Contractor to post a completion bond, but shall provide a provision penalizing the Landlord's Contractor for not completing the Tenant Improvements within a specific period of time for reasons other than Tenant Delays.

G. Changes. In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications ("Change"), Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause. Tenant shall approve or disapprove such change order in writing within two (2) days following its receipt from Landlord. Tenant's approval of such Change shall be conditioned upon by Tenant's payment of any such increase in the Completion Cost. Landlord shall have the right to decline Tenant's request for a Change for any of the reasons set forth in Paragraph C above for Landlord's disapproval of a Non-Standard Improvement. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

H. Tenant Delays. Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within five (5) days, fails to approve in writing the Preliminary Plan for the Tenant Improvements by the Plan Approval Date, fails to provide the Working Drawings and Specifications or requests any Changes, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date of this Lease shall be deemed to have occurred for all purposes, including Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays. In no event, however, shall such date be earlier than the Estimated Commencement Date set forth in the Basic Lease Provisions. Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing. Landlord's determination shall be conclusive unless Tenant notifies Landlord in writing, within five (5) days thereafter, of Tenant's election to contest same by arbitration with JAMS Endispute in Orange County, California. Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.

I. Early Entry. Landlord shall permit Tenant and its agents to enter the Premises prior to the Commencement Date of the Lease in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss


                                   EXHIBIT X
        or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete any work in the Premises extend the Commencement Date of this Lease beyond the date that Landlord has completed its Tenant Improvement work and tendered the Premises to Tenant.

J. Walk-Through. After the Tenant Improvements to the Premises are substantially completed (excepting punch list items) and prior to the Commencement Date, Landlord shall cause Landlord's Contractor to inspect the Premises with the Tenant's representative and complete a punch list of unfinished or incorrect items of the Tenant Improvements. Authorized representatives for the Landlord and Tenant shall execute said punch list to indicate their approval thereof. The items listed on such punch list shall be completed by the Landlord's Contractor within thirty (30) days after the approval of such punch list or as soon thereafter as reasonable practicable.

        Landlord shall clean the Premises prior to the Commencement Date, including removal of all rubbish and debris. Such cleaning shall leave the Premises in a manner consistent with the commencement of business from comparable premises in the Irvine Spectrum.

K. Tenant's Representative. Tenant hereby designates Richard Salvi, Telephone No. (949) 450-8700, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.


II.     COST OF TENANT IMPROVEMENTS

  A. Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant. Landlord shall pay towards the final construction costs ("Completion Cost") as incurred a maximum of Two Million Two Hundred Eighty-Three Thousand Seven Hundred Forty-Four Dollars ($2,283,744.00) ("Landlord's Contribution"), based on $16.00 per square foot of the Premises, and Tenant shall be fully responsible for the remainder ("Tenant's Contribution"). Landlord's Contribution shall only be used for construction and installation of Standards incorporated into a Preliminary Plan, except as otherwise specifically approved by Landlord and for other costs outlined below. Landlord shall pay or reimburse Tenant as part of Landlord's Contribution within fifteen (15) days after receipt of invoices from Tenant costs incurred by Tenant in connection with preparation of Tenant's preliminary space plan be up to a maximum amount of Twenty-Two Thousand Eight Hundred Fifty-Three Dollars ($22,853.00) based on Fifteen Cents (.15) per rentable square foot of the Premises.

B. The Completion Cost shall include all costs of Landlord in completing the Tenant Improvements in accordance with the approved Working Drawings and Specifications, including but not limited to the following: (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, (ii) salaries and fringe benefits of persons, if any, in the direct employ of Landlord performing any part of the construction work, (iii) permit fees and other sums paid to governmental agencies, and (iv) costs of all materials incorporated into the work or used in connection with the work. The Completion Cost shall also include an administrative/ supervision fee to be paid to Landlord or to Landlord's management agent in the amount of two and one-half percent (2 1/2%) of all such costs.

C. Prior to start of construction of the Tenant Improvements (the "Start Date"), Tenant shall pay to Landlord forty percent (40%) of the amount of the Tenant's Contribution as set forth in the Final Cost Estimate and the balance shall be paid as follows:

                (i) An additional thirty percent (30%) of the Final Cost Estimate shall be paid to Landlord on or before the date which is thirty
        (30) days after the Start Date;

                (ii) An additional twenty percent (20%) of the Final Cost Estimate shall be paid to Landlord on or before the date which is sixty
        (60) days after the Start Date;

                (iii) The balance together with any increase because of modifications or extras not reflected on the approved Working Drawings and Specifications, or because of Tenant Delays, shall be due and payable upon completion of any punchlist corrective work but not later than forty-five (45) days after the Commencement Date for such Building. If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant's failure to pay rent under the Lease.


                                    EXHIBIT X
                                       3

                             Schedule X-1 Standards

BROADCOM CORPORATION
TENANT IMPROVEMENT INTERIOR CONSTRUCTION
Revised 7/27/98.

INTERIOR PARTITIONS:
2 1/2", 25 Ga. metal studs at 24" oc to underside of ceiling. Gyp. bd. to be 5/8" Type X both sides taped smooth and paint ready.

1-HOUR CORRIDORS:
1-hr. corridors to be gyp. bd. tunnel configuration with gyp. bd. clg. or as indicated in plans.

1 HOUR WALLS:
2 1/2", 25 Ga. metal studs at 24" oc to underside of floor or roof structure above. Gyp. bd. to be 5/8" Type X both sides with smooth finish and paint ready to 6" above ceiling.

PAINT:
All walls painted washable flat finish, color to be selected be Tenant.

CARPET:
Designweave - carpet to be selected $12.00 per yard budget.
Carpet to be direct glue down Broadloom.
Corridors will be different than office interiors carpet.
Boardroom, Executive offices and Executive lobby to be up graded over pad.

SPECIAL FLOORS: Labs, Tester and Telephone Rooms
12" x 12" Vinyl tile ESD manufactured by either: 3M 8433 Series, Marley Flexco or Forbo Colorex.

VINYL COMPOSITION FLOORS:
Electric rooms, lunch, copy, coffee rooms, shipping and storage rooms. Mannington Essentials 12" x 12" vinyl composition tile or Armstrong Premium Excelon 12" x 12" Color to be determined.

BASE:
2 1/2" Burke or Roppe rubber base coved throughout.
Color to coordinate with carpet, flooring or door trim.

CEILING:
Armstrong Cortega 2' x 4' with 15/16" T-bar grid (match existing to be verified). Note: Existing Ceiling and grid to be reused. Repair and or replace all damaged or stained tiles. Add compression struts if not present. "See special note for building B cafeteria ceiling.

WINDOW COVERING:
Levelor Riviera Horizontal Miniblinds. Color to match existing.
Provide new blinds to match existing where walls connect to exterior window mullions.

DOORS:
Doors to match existing 3' x 8' x 1 3/4" solid core white ash plain sliced with Maple stain. Doors in Executive Office to match existing 3' x 8'-10". Include an allowance for cleaning and refinishing existing doors.

DOOR HOLD OPEN:
Provide smoke activated magnetic door hold open at corridor doors leading into rated lobbies as indicated on plan.

DOOR HARDWARE:
Hardware to match existing Schlage D Series Rhodes in chrome finish 625 with lock sets. Key way to match Irvine Co. standard.

Existing Timely door frames to be refinished to match new.

Additional Door frames to match existing Timely Steel, Prefinished black 2D Gauge. Use 4 1/2" square corner hinges chrome finish. Ratings as required.

OFFICE SIDELIGHTS:
Sidelights at all office doors, to be 24" w x 8'0" tall tempered glass integrated into door frame 2 1/2" AFF to bottom jamb (below jamb to receive topset base -- 2 1/2").

FIRE EXTINGUISHERS AND CABINETS:
Fire Extinguisher Cabinets with extinguisher 2A-10BC min. semi-recess painted every 75' of travel. Match existing Potter Roerner.

MILLWORK:
Coffee and Break Area (see plan for lineal footage):
Upper and lower plastic laminate cabinets with 4" polished chrome wire pulls. Stainless steel sink with disposal and insta-hot water.
Provide water line to Refrigerator (by tenant) with in-line filter.
Copy Areas:
Upper and lower plastic laminate cabinets with 4" polished chrome wire pulls. All laminate colors to be selected by tenant and approved by landlord.

ELEVATOR:
Replace wall panels with new plastic laminate.
Replace existing rail to 1 1/2" diameter brushed stainless steel.

ELECTRICAL:

LIGHTING:

Use existing fixtures where possible: 2 x 4 w/prismatic lens.

New lights to match existing as needed.

2 X 4 Fluorescent; 3 lamp energy-saving ballasts with prismatic lens as needed.

Double switch per Title 24, paired in double ganged box, white plastic cover, 42" AFF to switch centerline.

Relamp all lights including soffit and downlights.

Clean lenses and replace any unmatched lenses with acrylic prismatic type to match existing.

Install 2 lights per typical office on switch with Timeclock shut-off and override.

OUTLETS:

Each office will draw approximately 9 amps from anticipated equipment.

Power: 15 amp 125 volt specification grade duplex receptacle mounted vertically, 18" AFF to centerline, white plastic coverplate.

Telephone: Single gang box with mud ring and pull string, mounted vertically, 18" AFF to centerline, white coverplate cable by tenant.

LAB ELECTRICAL REQUIREMENTS:

8' AFF 8" wide wiring cable tray, ladder type, suspended from ceiling. Provide two trays the length of the room min. with two cross connections.

Provide separate circuit breaker panels per lab as required.

Provide grounded bus bar along two main walls in all labs and Tester Lab.

Quad outlets at 6' on center on walls and in tray rated at 80 amps 2 per circuit.

No circuit sharing outside lab.

Testers (6) require 480v, 60 amp connections each with dedicated panel.

Provide (1) 220V AC receptacle in each lab for Test Equipment.

Provide dedicated panel for each Lab.

SPECIAL ITEMS, BUILDING SPECIFIC:

3 STORY, BUILDING A:

Add recessed paper towel/trash receptacle in each restroom to match existing.

Remove door and case opening at 2nd door leading into restrooms for HC accessibility.

Remove raised floor and in-fill with compacted sand (or other) and 4" concrete slab with #3 rebar at 24" E.W. dowel into existing slab.

Refinish lobby wood veneer as needed to match existing. Refinish Zolotone wall above reception.

Reception Counter: Add corian counter at back to match existing.

Repair/replace ceramic tile at elevator lobby.

2 STORY BUILDING B:

Replace ceiling grid 2' x 4' and tiles in cafeteria seating area: Armstrong Fine fissured 2nd Look II angled tegular with Armstrong 15/16" T-bar to match existing. Replace with T-bar to match existing. Serving area and kitchen:
Armstrong Clean room VL non-perforated 2' x 2', 2' x 4' in kitchen with new grid.

Replace sheet vinyl in serving area and kitchen with similar sheet vinyl spec.

Replace plastic laminate surfaces on cabinets in serving area.

Fabricate and install wrought iron fencing to match adjacent building, at North East Corner between columns with exit door and electrical for point of connection for process equipment hook up.

Replace lavatory counter in women's shower.

Replace sheet vinyl with 12 x 12 VCT Armstrong in Men's and Women's shower.

Install 9' tall x 20' long mirror on gym wall.

Replace 4 Blue floor tiles in lobby with red.

Add 2 shower stalls in men's locker with stalls to match existing (Handicap accessibility to be verified).

                                   EXHIBIT Y

[DRAWING]



Pie shaped property on corner of Laguna Canyon Road and Alton Parkway. Three buildings (A, B, C) in campus environment surrounding center courtyard area.